Exhibit 10.1

Asset Purchase Agreement

By and Among

GES Acquisition Corp.;

Global Arena Holding, Inc.;

Global Election Services, LLC

and

Easterly CV VI LLC

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Exhibits

Exhibit A	Definitions

Exhibit B	Certificate of Designations of Preferences and Rights of Series A Convertible Preferred Stock

Exhibit C	Promissory Note

Exhibit D	Matthews Employment Agreement

Exhibit E	Weisbeck Employment Agreement

Exhibit F	Form of Non-disclosure, Non-solicitation and IP Rights Agreement

Exhibit G	Bill of Sale and Assignment and Assumption Agreement

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Asset Purchase Agreement

This Asset Purchase Agreement (this “Agreement”) is dated as of February 26, 2026 (the “Effective Date”), and is entered into by and among (a) Global Arena Holding, Inc., a Delaware corporation (“Parent”); (b) Global Election Services, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“GE Services”); (c) GES Acquisition Corp., a Delaware corporation (“GES Acquisition”); and (d) Easterly CV VI LLC, a Delaware limited liability company (“Easterly”). GE Services and Parent may be referred to herein collectively as the “Sellers” and each as a “Seller”. Each of the Sellers, GES Acquisition and Easterly are sometimes individually referred to herein as a “Party” and collectively as the “Parties”. Capitalized terms used in this Agreement have the meaning specified herein or in Exhibit A.

BACKGROUND

WHEREAS, the Sellers are in the business (the “Business”) of providing technology-enabled paper absentee, mail ballot and online election services in the United States;

WHEREAS, the Sellers own all of the assets and properties used in connection with, necessary for, or used in the business and operations of the Business;

WHEREAS, the Parties desire to enter into this Agreement pursuant to which the Sellers shall transfer to GES Acquisition the Assets (as defined below), and GES Acquisition shall assume the Assumed Liabilities (as defined below) and take assignment of the Assigned Permits (as defined below), subject to the terms and conditions set forth in this Agreement, and the Parties shall undertake the additional transactions as set forth herein;

NOW THEREFORE, in consideration of the foregoing and the representations, warranties, covenants, agreements and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

Article I. Sale of Assets; Designation of Stock

Section 1.01 Sale of Assets, Etc. At the Closing, the Sellers will grant, sell, assign, transfer, convey and deliver to GES Acquisition, and GES Acquisition will acquire from the Sellers, free and clear of all Liens, other than Permitted Liens, all of each Seller’s right, title and interest in and to the Business and the Assets, and GES Acquisition will assume the Assumed Liabilities and take assignment of the Assigned Permits.

Section 1.02 Assets. The “Assets” means the following assets, properties and rights of the Sellers, and other than the Excluded Assets:

(a)	The fixed assets, equipment, machinery, furnishings, computer hardware, electronic devices, vehicles, tools, office supplies, fixtures and other tangible personal property as set forth in Section 1.02(a) of the Agreement Schedules as agreed to and executed by the Parties on the Effective Date (the “Agreement Schedules”);

(b)	all rights under the Contracts set forth in Section 1.02(b) of the Agreement Schedules (the “Assumed Contracts”);

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(c)	The Seller Intellectual Property set forth in Section 1.02(c) of the Agreement Schedules;

(d)	the Permits set forth in Section 1.02(d) of the Agreement Schedules, to the extent assignable or transferrable to GES Acquisition (the “Assigned Permits”);

(e)	the accounts receivable related to the Business as set forth in Section 1.02(e) of the Agreement Schedules (the “Accounts Receivable”);

(f)	all deposits, advances, pre-paid expenses, accrued rebates and credits;

(g)	all rights to causes of action, lawsuits, judgments, claims and demands of any nature available to or being pursued by either Seller arising out of or related to the Business or the Assets, whether arising by way of counterclaim or otherwise;

(h)	all rights in and under all express or implied guarantees, warranties, representations, covenants, indemnities and similar rights in favor of either Seller arising out of or related to the Business or the Assets;

(i)	copies of all information, files, correspondence, records, data, plans, reports, contracts, recorded knowledge, including customer, supplier, member, price and mailing lists, and all accounting or other books and records of either Seller in whatever media retained or stored, including computer programs and disks relating to the Business (collectively, “Purchased Records”); and

(j)	the goodwill of the Business.

Section 1.03 Excluded Assets. Notwithstanding anything to the contrary set forth in this Agreement, the Assets will not include the following assets properties and rights of either Seller (collectively, the “Excluded Assets”): (a) cash, cash equivalents and marketable securities; (b) Organizational Documents or minute and equity record books of either Seller; (c) income tax returns and reports of either Seller; (d) corporate seals, checkbooks and cancelled checks of either Seller; (e) all rights, claims and causes of action relating to any Excluded Asset or Excluded Liability; (f) all equity interests of either Seller and any of their respective Affiliates; (g) all refunds of any Tax that is an Excluded Liability; (h) all written communications, including emails, relating to the Excluded Assets, Excluded Liabilities and negotiations related to the Transactions; (i) all Retained Seller Benefit Plans and all Employment Agreements held by either Seller; (j) all rights of each Seller under this Agreement, and all other Transaction Documents; (k) all insurance policies of either Seller and all rights, claims or causes of action of either Seller arising under such insurance policies; (l) all rights of either Seller under contracts or agreements that are not Assumed Contracts; and (m) all Permits other than the Assigned Permits.

Section 1.04 Liabilities.

(a)	Assumed Liabilities. Prior to the Closing, and as a condition thereof, GES Acquisition will assume only the Assumed Liabilities, to the extent not satisfied or extinguished as of the Effective Time. The “Assumed Liabilities” means, subject to Section 1.04(b), only (i) the obligations of either Seller under the Assumed Contracts to the extent arising and accruing from and after the Effective Time and not relating to a breach or default by either Seller or a failure to perform timely, in each case, prior to the Effective Time; (ii) the obligations of either Seller with respect to Seller Intellectual Property to the extent arising and accruing from and after the Effective Time; (iii) the obligations of either Seller with respect to the Assigned Permits to the extent arising and accruing from and after the Effective Time; and (iv) those liabilities of either Seller as set forth in Section 1.04(a) of the Agreement Schedules.

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(b)	Excluded Liabilities. Except for the Assumed Liabilities, it is expressly understood and agreed that GES Acquisition will not assume, and will not be liable for, any liabilities or obligations of Sellers or the Business as set forth below in the definition of “Excluded Liabilities”, and, as between GES Acquisition on the one hand, and Sellers on the other hand, Sellers will retain responsibility for all Excluded Liabilities. For purposes herein, “Excluded Liabilities” means (i) any and all liabilities and obligations arising from or relating to the Business or the Assets prior to the Effective Time; (ii) the obligations of either Seller under the Assumed Contracts to the extent arising and accruing prior to the Effective Time and relating to a breach or default by either Seller or a failure to perform timely, in each case, prior to the Effective Time; (iii) the obligations of each Seller with respect to Seller Intellectual Property to the extent arising and accruing prior to the Effective Time; (iv) the obligations of either Seller with respect to the Assigned Permits to the extent arising and accruing prior to the Effective Time; (iv) any and all liabilities and obligations for Taxes, including relating to (A) any liability or obligation for the unpaid Taxes of either Seller with respect to any period, or (B) any Taxes arising out of or relating to events which have occurred, or Services or Products, or the operation of either Seller or the Business or the ownership of the Assets prior to the Effective Time; (vi) any Indebtedness of either Seller; (vii) any and all liabilities or obligations pertaining to an Excluded Asset; (viii) any and all liabilities or obligations arising under or relating to any former operations of either Seller or predecessor entities thereof that have been discontinued or disposed of prior to the Effective Time; (ix) any and all liabilities or obligations arising under or relating to (A) any Retained Seller Benefit Plan, (B) any Transferred Seller Benefit Plan to the extent arising and accruing on or prior to the Effective Time, except to the extent covered by a related insurance policy or by assets of a related trust transferred to GES Acquisition of any of its Affiliates pursuant to Section 6.04(d), (C) any Employee Benefit Plan pursuant to any applicable Law that imposes liability on a “controlled group” or similar basis (within the meaning of Section 4001 or ERISA or Section 414 of the Code), as a result of either Seller, or any of their respective Affiliates, being an ERISA Affiliate prior to the Effective Time with respect to any other Person, or (D) any Employment Agreements held by either Seller; (x) any and all liabilities or obligations for accrued vacation and other paid personal leave time arising and accruing prior to the Effective Time; (xi) any and all liabilities or obligations arising out of or relating to (A) claims made in pending or future suits, actions, investigations, or other legal, governmental or administrative proceedings or (B) claims based on violations of Law, breach of contract, employment practices, or environmental, health and safety matters, or any other actual or alleged failure of either Seller to perform any obligation, in each case arising out of, or relating to, (I) events that have occurred, (II) Services or Products or (III) the operation of either Seller or the Business, in each case, prior to the Effective Time; (xii) any GAH Transaction Expenses; (xiii) any and all liabilities or obligations relating to any non-compliance by either Seller with any bulk-sales laws; and (xiii) any and all liabilities or obligations arising out of claims, actions, litigation, or proceedings arising out of or relating to any of the foregoing, and all costs and expenses in connection therewith.

Section 1.05 Consideration.

(a)	The consideration payable by GES Acquisition to the Sellers for the Assets shall be (i) the assumption by GES Acquisition of the Assumed Liabilities; (ii) the payment of the sum of $2,400,000 to GE Services, to be paid in cash at the Closing (the “Asset Consideration Payment”); and (iii) the issuance to Parent of 2,571,428 shares of common stock, par value $0.00001 per share (the “Common Stock”), of GES Acquisition (the “Asset Consideration Shares”).

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(b)	The Parties acknowledge and agree that payment of the Asset Consideration Payment and the issuance of the Asset Consideration Shares by GES Acquisition to GE Services as set forth in Section 1.05(a) shall constitute the full payment of consideration for the Assets at the Closing, notwithstanding that certain of such payments are made and issued to GE Services, and that GE Services shall thereafter transfer to Parent such portion of the Asset Consideration Payment as required to compensate Parent for the transfer of any Assets by Parent to GES Acquisition.

Section 1.06 Designation of Series A Stock. Prior to the Closing, GES Acquisition shall file with the Secretary of State of the State of Delaware the Certificate of Designations of Preferences and Rights of Series A Convertible Preferred Stock in the form as attached hereto as Exhibit B (the “Certificate of Designations”), designating 6,000,000 shares of the preferred stock, par value $0.00001 per share (the “Preferred Stock”) of GES Acquisition as the Series A Convertible Preferred Stock of GES Acquisition (the “Series A Stock”).

Section 1.07 Easterly Transactions.

(a)	The Parties acknowledge and agree that Easterly has previously funded to the Sellers the following amounts, totaling $1,920,000 (collectively, the “Previously Funded Amounts”), which are currently due and repayable to Easterly:

(i)	The sum of $1,153,555, which has been paid to certain creditors of the Sellers;

(ii)	The sum of $331,835, which has been made for GES Services’ software technology;

(iii)	The sum of $374,610, to reimburse the Sellers for certain transaction expenses; and

(iv)	The sum of $60,000, which is currently being held by the Sellers.

(b)	At the Closing, GES Acquisition shall issue and sell to Easterly 6,000,000 shares of Series A Stock (the “Easterly Subscription Shares”) at a negotiated value for sale of $0.9375 per share, for a total consideration payable of $5,625,000 (the “Total Subscription Consideration”), pursuant to a subscription agreement in form and substance as reasonably acceptable to the Parties.

(i)	$2,400,000 of the Total Subscription Consideration (the “Closing Cash Consideration”), in exchange for 2,560,000 shares of Series A Stock, shall be paid by Easterly to GES Acquisition at the Closing, and then GES Acquisition shall transfer such amount to the Sellers in consideration of the acquisition of the Assets.

(ii)	$1,920,00 of the Total Subscription Consideration, in exchange for 2,048,000 shares of Series A Stock, shall be deemed satisfied by forgiveness of the repayment of the Previously Funded Amounts by Sellers to Easterly. GES Acquisition acknowledges and agrees that such forgiveness is of a material benefit to GES Acquisition, and constitutes sufficient consideration to GES Acquisition for the issuance of the 2,048,000 shares of Series A Stock. Effective as of the Closing, Easterly acknowledges and agrees that, upon the issuance of the 2,048,000 shares of Series A Stock to Easterly, the Previously Funded Amounts shall be deemed repaid in full, and the Sellers shall have no further obligations with respect thereto.

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(iii)	$1,305,000 of the Total Subscription Consideration, in exchange for 1,392,000 shares of Series A Stock, shall be paid via the delivery by Easterly to GES Acquisition of the Promissory Note in the form as attached hereto as Exhibit C (the “Note”).

Section 1.08 Employment Agreements; Directors; Officers; Redemption.

(a)	At the Closing, GES Acquisition shall enter into (i) an employment agreement with John S. Matthews in the form as attached hereto as Exhibit D (the “Matthews Employment Agreement”), and (ii) an employment agreement with Kathryn Weisbeck in the form as attached hereto as Exhibit E (the “Weisbeck Employment Agreement”).

(b)	At the Closing, Darrell Crate shall be named as a director of GES Acquisition, and the Board of Directors of GES Acquisition shall be comprised of John S. Matthews and no more than two other persons.

(c)	Immediately following the Closing, GES Acquisition shall redeem the one share of Common Stock held by John Matthews at a redemption price of $1.00, pursuant to a redemption agreement between GES Acquisition and John Matthews as reasonably determined by GES Acquisition.

Section 1.09 NDA and IP Rights. At the Closing, GES Acquisition and each director, officer, employee and consultant of GES Acquisition shall enter into a Non-disclosure, Non-solicitation and IP Rights Agreement in the form as attached hereto as Exhibit F (each, an “NDA and IP Rights Agreement”).

Article II. Conditions to Closing; Closing

Section 2.01 Condition to the Obligations of the Parties. The obligations of each of the Parties to consummate the closing of the Transactions (the “Closing”) are subject to the satisfaction, or waiver by each such Party, each in their sole and absolute discretion, of all the following conditions on or before the Outside Closing Date (as defined below):

(a)	No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the transactions contemplated by this Agreement and no Governmental Entity shall have imposed any terms or conditions on the transactions contemplated herein which would reasonably be expected to materially impact the operations of the Parties following the Closing.

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(b)	There shall not be any Action brought by a third party that is not an Affiliate of the Parties to enjoin or otherwise restrict the consummation of the Closing.

(c)	The Required Stockholder Approval shall have been received.

(d)	All consents required to be obtained from or made with any Governmental Entity in order to consummate the Transactions shall have been obtained or made.

(e)	To the extent not in final form as attached hereto, the Parties shall have agreed on the final form of all documents attached as exhibits hereto.

(f)	Each other Party shall have duly performed all of its obligations hereunder required to be performed by it at or prior to the Closing Date in all material respects, unless the applicable obligation has a materiality qualifier in which case it shall be duly performed in all respects (the “Performance Condition”), provided that the Performance Condition shall not be applicable with respect to either Seller to the extent of any Seller’s failure to satisfy such Performance Condition with respect to such Seller.

(g)	All of the representations and warranties of each other Party contained herein which are not qualified by materiality or Material Adverse Effect as to such other Party shall be true and correct in all material respects on and as of the Effective Date and on and as of the Closing Date as if made on the Closing Date, and those representations and warranties of such other Parties contained herein which are qualified by materiality or Material Adverse Effect as to such other Party, and the Fundamental Representations of such other Party, if any, shall be true and correct in all respects on and as of the Effective Date and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties other than the Fundamental Representations of such other Party, if any, that address matters only as of a particular date, which representations and warranties shall have been true and correct in all material respects, or in all respects, as applicable, as of such particular date, and (ii) other than with respect to the Fundamental Representations of such other Party, if any, any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect as to such other Party), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect as to such other Party (the “Representations Condition”); provided that the Representations Condition shall not be applicable with respect to either Seller to the extent of either Seller’s failure to satisfy such Representations Condition with respect to such Seller.

Section 2.02 Additional Conditions to Obligations of the Sellers. The obligations of the Sellers to consummate the Closing is subject to the satisfaction, or the waiver at Parent’s sole and absolute discretion, of all the following further conditions:

(a)	No GES Acquisition Material Adverse Effect shall have occurred between the Effective Date and the Closing Date.

(b)	Parent shall not have terminated this Agreement pursuant to the provisions of Section 7.01.

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(c)	The Sellers shall have received a certificate signed by a manager of Easterly:

(i)	Attaching (A) copies of the resolutions of the managers and members of Easterly authorizing and approving the execution, delivery and performance of this Agreement and each of the Transaction Documents to which Easterly is a party or by which it is bound, and the consummation of the Transactions; (B) identification and confirmation of the incumbency of managers and officers of Easterly authorized to execute this Agreement or any Transaction Document to which Easterly is or is required to be a party; and (C) a certificate of good standing of Easterly issued by the Secretary of State of the State of Massachusetts and dated as of a date no earlier than five (5) days prior to the Closing Date; and

(ii)	Certifying that the conditions set forth in Section 2.01(f) and Section 2.01(g) have been satisfied, as to Easterly.

(d)	The Sellers shall have received a certificate signed by an authorized officer of GES Acquisition:

(i)	Attaching (A) copies of the resolutions of the Board of Directors of GES Acquisition authorizing and approving the execution, delivery and performance of this Agreement and each of the Transaction Documents to which GES Acquisition is a party or by which it is bound, and the consummation of the Transactions; (B) identification and confirmation of the incumbency of managers and officers of GES Acquisition authorized to execute this Agreement or any Transaction Document to which GES Acquisition is or is required to be a party; and (C) a certificate of good standing of GES Acquisition issued by the Secretary of State of the State of Delaware and dated as of a date no earlier than five (5) days prior to the Closing Date; and

(ii)	Certifying that the conditions set forth in Section 2.01(f) and Section 2.01(g) have been satisfied, as to GES Acquisition; and that the conditions set forth in Section 2.02(a) have been satisfied.

(e)	Each of GES Acquisition and Easterly shall have executed and delivered to the Sellers each Transaction Document to which GES Acquisition and/or Easterly or any Affiliate of GES Acquisition and/or Easterly is a party, and each such Transaction Document shall be in full force and effect.

Section 2.03 Additional Conditions to Obligations of GES Acquisition. The obligations of GES Acquisition to consummate the Closing is subject to the satisfaction, or the waiver at GES Acquisition’s sole and absolute discretion, of all of the following further conditions:

(a)	No Seller Material Adverse Effect shall have occurred between the Effective Date and the Closing Date.

(b)	GES Acquisition shall not have terminated this Agreement pursuant to the provisions of Section 7.01.

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(c)	GES Acquisition shall have received a certificate signed by a duly authorized officer of each Seller:

(i)	Attaching (A) copies of each Seller’s Organizational Documents as in effect as of the Closing Date, (B) the resolutions of the Board of Directors of each Seller authorizing and approving the execution, delivery and performance of this Agreement and each of the Transaction Documents to which either Seller is a party or by which they are each bound, and the consummation of the Transactions, (C) evidence that the Required Stockholder Approval has been obtained; (D) identification and confirmation of the incumbency of officers of each of each Seller authorized to execute this Agreement or any Transaction Document to which either Seller is or is required to be a party; and (E) a certificate of good standing for each Seller issued by the Secretary of State of the State of Delaware and dated as of a date no earlier than five (5) days prior to the Closing Date; and

(ii)	Certifying that the conditions set forth in Section 2.01(f) and Section 2.01(g) have been satisfied, as to each Seller, and that the conditions set forth in Section 2.03(a) have been satisfied.

(d)	GES Acquisition shall have received a certificate signed by a manager of Easterly:

(i)	Attaching (A) copies of the resolutions of the managers and members of Easterly authorizing and approving the execution, delivery and performance of this Agreement and each of the Transaction Documents to which Easterly is a party or by which it is bound, and the consummation of the Transactions and thereby; (B) identification and confirmation of the incumbency of managers and officers of Easterly authorized to execute this Agreement or any Transaction Document to which Easterly is or is required to be a party; and (C) a certificate of good standing of Easterly issued by the Secretary of State of the State of Massachusetts and dated as of a date no earlier than five (5) days prior to the Closing Date; and

(ii)	Certifying that the conditions set forth in Section 2.01(f) and Section 2.01(g) have been satisfied, as to Easterly.

(e)	Each Seller and Easterly shall have executed and delivered to GES Acquisition each Transaction Document to which either Seller and/or Easterly or any Affiliate of such Parties is a party, and each such Transaction Document shall be in full force and effect.

Section 2.04 Additional Conditions to Obligations of Easterly. The obligations of Easterly to consummate the Closing is subject to the satisfaction, or the waiver at Easterly’s sole and absolute discretion, of all of the following further conditions:

(a)	No Seller Material Adverse Effect shall have occurred between the Effective Date and the Closing Date.

(b)	No GES Acquisition Material Adverse Effect shall have occurred between the Effective Date and the Closing Date.

(c)	Easterly shall not have terminated this Agreement pursuant to the provisions of Section 7.01.

(d)	Easterly shall have received a certificate signed by a duly authorized officer of each of each Seller:

(i)	Attaching (A) copies of each Seller’s Organizational Documents as in effect as of the Closing Date, (B) the resolutions of the Board of Directors of each Seller authorizing and approving the execution, delivery and performance of this Agreement and each of the Transaction Documents to which either Seller is a party or by which they are each bound, and the consummation of the Transactions, (C) evidence that the Required Stockholder Approval has been obtained; (D) identification and confirmation of the incumbency of officers of each of each Seller authorized to execute this Agreement or any Transaction Document to which either Seller is or is required to be a party; and (E) a certificate of good standing for each Seller issued by the Secretary of State of the State of Delaware and dated as of a date no earlier than five (5) days prior to the Closing Date; and

(ii)	Certifying that the conditions set forth in Section 2.01(f) and Section 2.01(g) have been satisfied, as to each Seller, and that the conditions set forth in Section 2.04(a) have been satisfied.

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(e)	Easterly shall have received a certificate signed by an authorized officer of GES Acquisition:

(i)	Attaching (A) copies of the resolutions of the Board of Directors of GES Acquisition authorizing and approving the execution, delivery and performance of this Agreement and each of the Transaction Documents to which GES Acquisition is a party or by which it is bound, and the consummation of the Transactions; (B) identification and confirmation of the incumbency of managers and officers of GES Acquisition authorized to execute this Agreement or any Transaction Document to which GES Acquisition is or is required to be a party; and (C) a certificate of good standing of GES Acquisition issued by the Secretary of State of the State of Delaware and dated as of a date no earlier than five (5) days prior to the Closing Date; and

(ii)	Certifying that the conditions set forth in Section 2.01(f) and Section 2.01(g) have been satisfied, as to GES Acquisition, and that the conditions set forth in Section 2.04(b) have been satisfied..

(f)	Each Seller and GES Acquisition shall have executed and delivered to and Easterly each Transaction Document to which either Seller or GES Acquisition or any Affiliate of such Parties is a party, and each such Transaction Document shall be in full force and effect.

Section 2.05 Closing. The closing of the Transactions (the “Closing”) will occur on the second Business Day following the satisfaction, or waiver by the Party for whom such condition to Closing exists, of the conditions to the Closing as set forth Section 2.01, Section 2.02 and Section 2.03, or such other date as may be agreed to by the Parties, each in their sole discretion (the “Closing Date”). The effective time of the Closing (the “Effective Time”) will be as of 12:01 a.m. Eastern Time on the Closing Date.

Section 2.06 Deliveries by the Sellers. At the Closing, the Sellers will deliver or cause to be delivered the following:

(a)	To GES Acquisition, the Bill of Sale and Assignment and Assumption Agreement in the form as attached hereto as Exhibit G (the “Bill of Sale and Assignment and Assumption Agreement”), and such other deeds of conveyance, assurances, transfers, assignments instruments as may be reasonably required by any Party to complete the Transactions, duly executed by an authorized officer of each Seller;

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(b)	To GES Acquisition, the certificate as referenced in Section 2.03(c);

(c)	To Easterly, the certificate as referenced in Section 2.04(d);

(d)	To GES Acquisition, a non-foreign affidavit duly executed by each Seller sufficient to satisfy the requirements for establishing an exemption from withholding under Section 1445 of the Code, and any other similar federal, state or local taxation requirements, to the extent applicable;

(e)	To GES Acquisition, evidence reasonably satisfactory to GES Acquisition that all Liens on or affecting any of the Assets, other than Permitted Liens, have been released or will be released concurrently with the Closing and that the Sellers validly hold all of the Assets, all of the Assumed Liabilities and all of the Assigned Permits as of the Closing;

(f)	To GES Acquisition, the Matthews Employment Agreement, duly executed by John S. Matthews;

(g)	To GES Acquisition, the Weisbeck Employment Agreement, duly executed by Kathryn Weisbeck;

(h)	To GES Acquisition, an NDA and IP Rights Agreement, duly executed by John S. Matthews; and

(i)	To GES Acquisition, an NDA and IP Rights Agreement, duly executed by Kathryn Weisbeck.

Section 2.07 Deliveries by GES Acquisition. At the Closing, GES Acquisition will deliver or cause to be issued or delivered, the following:

(a)	To the Sellers, the Bill of Sale, duly executed by an authorized officer of GES Acquisition;

(b)	To Sellers, the certificate referenced in Section 2.02(d);

(c)	To Easterly, the certificate referenced in Section 2.04(e);

(d)	To GE Services, the Asset Consideration Shares;

(e)	To Easterly, the Easterly Subscription Shares; and

(f)	To Easterly a copy of the Note, duly countersigned by an authorized officer of GES Acquisition.

Section 2.08 Deliveries by Easterly. At the Closing, Easterly will deliver or cause to be delivered the following:

(a)	To GES Acquisition, the Closing Cash Consideration;

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(b)	To GES Acquisition, a copy of the Note, duly executed by an authorized officer or Manager of Easterly;

(c)	To the Sellers, the certificate as referenced in Section 2.02(c); and

(d)	To GES Acquisition, the certificate as referenced in Section 2.03(d).

Section 2.09 Additional Deliverables. At the Closing, each Party shall deliver to each other Party any and all other documents and items required to be entered into or delivered by such delivery Party pursuant to this Agreement or reasonably requested by any other Party for the purposes of consummating the Transactions.

Article III. Representations and Warranties of The Sellers

In order to induce GES Acquisition and Easterly to enter into this Agreement and consummate the Transactions, the Sellers, jointly and severally, and except as set forth in Disclosure Schedules as delivered by the Sellers to GES Acquisition and Easterly on the Effective Date (the “Disclosure Schedules”), represent and warrant GES Acquisition and Easterly as follows:

Section 3.01 Organization and Power.

(a)	Parent is a corporation validly existing and in good standing under the laws of the State of Delaware. Parent has all necessary power and authority to own, lease and operate its properties and conduct its business as it is presently being conducted, to and deliver this Agreement and such other documents to be delivered hereunder (the “Transaction Documents”) to which Parent is or will be a party and to consummate the consummate the transactions contemplated hereby and thereby (the “Transactions”) and perform each of its obligations under the Transaction Documents. The Organizational Documents of Parent are included in the reports as filed by Parent with the SEC. Parent is duly qualified or registered as a foreign company to transact business under the Laws of each jurisdiction where the character of its activities or the location of the properties owned or leased by it requires such qualification or registration, except where the failure of such qualification or registration would not reasonably be expected to be material to the operations of Parent. Parent is the sole stockholder of GE Services.

(b)	GE Services is a corporation validly existing and in good standing under the laws of the State of Delaware. GE Services has all necessary power and authority to own, lease and operate its properties and conduct the Business as it is presently being conducted, to execute and deliver this Agreement and the other Transaction Documents) to which GE Services is or will be a party and to consummate the Transactions and to perform each of its obligations under the Transaction Documents. GE Services has heretofore made available to GES Acquisition and Easterly correct and complete copies of its Organizational Documents as currently in effect. Section 3.01(b) of the Disclosure Schedules sets forth each jurisdiction where GE Services is qualified or registered as a foreign company to transact business. GE Services is duly qualified or registered as a foreign company to transact business under the Laws of each jurisdiction where the character of its activities or the location of the properties owned or leased by it requires such qualification or registration, except where the failure of such qualification or registration would not reasonably be expected to be material to the Business.

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Section 3.02 Due Authorization; Enforceability. The execution and delivery of this Agreement and each of the Transaction Documents by each Seller and the performance by each Seller of its respective obligations hereunder and thereunder and the consummation of the Transactions have been duly and validly authorized by all necessary action of such Seller’s board of directors. This Agreement and each of the Transaction Documents to which any Seller is a party constitutes, or will constitute, when executed and delivered, a valid and binding agreement of such Seller, enforceable against such Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, and other laws relating to or affecting the enforcement of creditors’ rights and remedies generally and the availability of specific performance or other equitable remedies

Section 3.03 No Conflict; Consents. The execution and delivery by each Seller of the Transaction Documents to which such Seller is a party and the consummation by the Sellers of the Transactions do not and will not: (a) violate or result in a breach of any of the terms or provisions of any instrument, document or agreement to which such Seller is a party or by which such Seller is bound; (b) violate any order, writ, injunction, decree, judgment, ruling, Law, rule or regulation of any federal, state, county, municipal or foreign court or governmental authority applicable to such Seller or require any filing with, or the obtaining of any permit, authorization, consent or approval of, any Governmental Entity; (c) violate or conflict with any provision of the organizational or other governing documents of such Seller, in each case, in a manner that would be reasonably likely to prohibit, restrict or delay the performance of the Transactions by either Seller; or (d) violate or conflict with, constitute a breach of or result in a default under, or give rise to any right of termination, cancellation, acceleration or loss of benefit under, any of the terms, conditions or provisions of any Assumed Contract or Assigned Permit.

Section 3.04 Capitalization. All of the shares of capital stock or other equity interests of GE Services (a) are duly authorized, validly issued, fully paid and nonassessable, (b) are held of record by Parent, and (c) were not issued or acquired by Parent in violation of any Law, agreement or the preemptive rights of any Person. No shares of capital stock or other equity interests of GE Services are reserved for issuance or are held in treasury, and (i) there are no outstanding options, warrants, rights, calls, commitments, conversion rights, rights of exchange, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities or other plans or commitments, contingent or otherwise, relating to the shares of capital stock or other equity interests of GE Services; (ii) there are no outstanding contracts or other agreements of any Seller, or any other Person, to purchase, redeem or otherwise acquire any shares of capital stock or other equity interests of GE Services, or securities or obligations of any kind convertible into any shares of capital stock or other equity interests of GE Services; (iii) there are no distributions which have accrued or been authorized but are unpaid on the shares of capital stock or other equity interests of GE Services; (iv) there are no outstanding or authorized equity appreciation, phantom equity, equity plans or similar rights with respect to GE Services; and (v) there are no voting agreements or other agreements relating to the management of GE Services. GE Services does not own, and has never owned, directly or indirectly, any capital stock or other equity interests in any other corporation, limited liability company, partnership, joint venture or any other entity.

Section 3.05 Compliance with Laws.

(a)	Each Seller is (and has been at all times during the past five (5) years) in compliance with all applicable Laws in all material respects. Neither Seller has been charged with, and has not received any notice of being in violation of, or is not, to the Knowledge of Sellers, under any investigation with respect to, any applicable Law, agency agreement, penalty or fine entered by any Governmental Entity relating to the operations of the Business or to any of the Assets.

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(b)	Neither Seller sells, nor has either Seller ever sold, any product or provided any services to a Governmental Entity. Neither Seller is currently a party or subject to any Contract with any Governmental Entity. Neither Seller is debarred or suspended from doing business with any Governmental Entity.

(c)	Each Seller has all necessary Permits from Government Entities for any import and export transactions. No Product or Service provided by either Seller has been, directly or indirectly, sold to or performed on behalf of any Person in the Crimea Region of Ukraine, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, Cuba, Iran, North Korea, Syria, Kherson and Zaporizhzhia or any covered region of Ukraine identified pursuant to Executive Order 14065 or any other country against which the United States maintains economic sanctions or an arms embargo.

(d)	Each Seller is in compliance, and has complied, with applicable anti-corruption Laws, including the U.S. Foreign Corrupt Practices Act and similar Laws of those countries in which either Seller conducts business in all material respects, and, to the Knowledge of Sellers, there are no unresolved investigations or claims concerning any liability of either Seller with respect to such Laws. Each Seller is in compliance, and has complied, with the applicable provisions of the U.S. Bank Secrecy Act and USA PATRIOT Act of 2001, as amended, and other applicable foreign Laws relating to anti-money laundering and similar matters in all material respects.

(e)	Each Seller is (and has been at all times during the past five (5) years) in compliance with all economic sanctions and anti-boycott Laws in all material respects, including the Laws and regulations administered by the U.S. Customs and Border Protection and U.S. Customs and Immigration Service, the Arms Export Control Act and the International Traffic in Arms Regulations, the Export Control Reform Act and the Export Administration Regulations, the Laws and regulations administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control, and Section 999 of the Internal Revenue Code.

Section 3.06 Title to and Sufficiency of the Assets.

(a)	The Sellers have, and are transferring to GES Acquisition, and at the Closing GES Acquisition will hold, good, valid and marketable title to the Assets, free and clear of all Liens (other than Permitted Liens). There are no outstanding rights, options, agreements or commitments giving any Person any right to require either Seller to sell, lease or otherwise dispose of any of the Assets.

(b)	The Assets (i) constitute all of the assets, tangible and intangible, of any nature whatsoever, necessary and sufficient to operate the Business in the manner presently operated by the Sellers, and (ii) include all of the operating assets of the Business. No part of the Business is operated through any entity other than the Sellers. The Assets are adequate for the purposes for which such assets are currently used or are held for use, conform in all material respects to all Laws applicable thereto, and with respect to the tangible Assets, are in good repair and operating condition (subject to normal wear and tear). There are no facts or conditions affecting the Assets which could, individually or in the aggregate, interfere with the use or operation thereof as currently used or operated, or their adequacy for such use.

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(c)	No Person other than the Sellers owns any equipment or other tangible personal property or assets situated on the premises of the Business, except for the leased items that are subject to personal property leases that are included in the Assets.

Section 3.07 Licenses and Permits. The Sellers have all material licenses, permits, regulatory approvals and all other similar authority necessary for the conduct of the Business (“Permits”). Section 3.07 of the Disclosure Schedules lists all Permits held by either Seller. All such Permits are in full force and effect and neither Seller is in violation or default in any material respect under any of the Permits. No condition exists that, with notice or lapse of time or both, would constitute a default under, any such Permit. Each Seller has taken all necessary action to maintain each Permit. No loss or expiration of any Permit is pending or, to the Knowledge of Sellers, threatened or reasonably foreseeable (other than expiration upon the end of any term).

Section 3.08 Financial Statements.

(a)	The financial statements of the Sellers are included within the financial statements of Parent as set forth in the reports filed by Parent with the SEC (the “Financial Statements”). Each of the Financial Statements (i) has been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, and (ii) fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of Parent as of the respective dates thereof and for the respective periods indicated therein. Since December 31, 2021, there has been no change in any accounting (or tax accounting) policy, practice or procedure of GE Services or the Business. The Sellers maintain accurate books and records reflecting the assets and liabilities of the Business and maintain proper and adequate internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting.

(b)	The Sellers do not have any Indebtedness other than as set forth in the Financial Statements.

Section 3.09 No Undisclosed Liabilities. Neither Seller has any liability or obligation (whether absolute, accrued, contingent or otherwise) that is not fully reflected or reserved against in the latest Financial Statements, except liabilities and obligations that have been incurred since the date of the latest Financial Statements in the Ordinary Course consistent with past practice and which are not, individually or in the aggregate, material in amount. No Person has guaranteed any obligations of either Seller under any guarantee, letter of credit, bid bond, performance bond or other similar arrangement.

Section 3.10 Change in Business. Since December 31, 2021: (a) each Seller has conducted the Business in the Ordinary Course, preserved intact the goodwill and business organization of the Business, and preserved the relationships and goodwill of the Business with customers, distributors, suppliers, employees and others having business relations with the Business; (b) there has not been any Seller Material Adverse Effect; (c) there has been no material damage, destruction, loss or casualty to property or assets of either Seller (including the Assets), whether or not covered by insurance; (d) there has been no change in the accounting methods or practices of either Seller or any change in depreciation or amortization policies or rates theretofore adopted by either Seller; (e) neither Seller has made any Tax election or changed an existing Tax election; and (f) neither Seller has (i) sold or transferred any asset, other than finished goods sold in the Ordinary Course, (ii) granted, created, incurred or suffered to exist any Lien on any asset of either Seller, (iii) written off as uncollectible any guaranteed check, note or account receivable or portion thereof, except in the Ordinary Course, (iv) written down the value of any asset or investment on the books or records of either Seller, except for depreciation and amortization in the Ordinary Course or (v) canceled any debt or waived any claim or right.

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Section 3.11 Litigation. There are no (and in the past five (5) years there has not been any) claims, actions, suits, proceedings or investigations pending or, to the Knowledge of Sellers, threatened before any Governmental Entity, brought by or against either Seller or any of their respective officers, directors, employees, agents or Affiliates involving, affecting or relating to the Assets, the Business, or the Transactions, nor, to Knowledge of Sellers, does there exist any fact which might reasonably be expected to give rise to any such suit, proceeding, dispute or investigation. None of the items set forth in Section 3.11 of the Disclosure Schedules, if any, finally determined adversely, is reasonably likely, individually or in the aggregate, to have a material effect upon the Business. Neither Seller nor any of the Assets are subject to any order, writ, judgment, award, injunction or decree of any Governmental Entity or arbitrator.

Section 3.12 Contracts

(a)	Correct and complete copies of all Assumed Contracts have been made available to GES Acquisition by the Sellers.

(b)	All of the Assumed Contracts are in full force and effect and are legal, valid, binding and enforceable against the parties thereto in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, and other laws relating to or affecting the enforcement of creditors’ rights and remedies generally and the availability of specific performance or other equitable remedies. No breach, default or event of breach or default by either Seller, or, to the Knowledge of Sellers, any other party thereto, exists under any of the Assumed Contracts and, to the Knowledge of Sellers, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute a breach or default under an Assumed Contract on the part of either Seller, nor, to the Knowledge of Sellers, on the part of the other party thereto. Neither Seller is participating in any discussions or negotiations regarding modification of or amendment to any Assumed Contract.

Section 3.13 Tax Returns and Payments; Tax Liens. Each Seller (a) has duly and timely filed or caused to be filed all federal, state, local and foreign Tax Returns required to be filed by it (including all Tax Returns required to be filed with respect to the Assets or the Business), and all such Tax Returns are correct and complete in all material respects and were prepared in substantial compliance with all applicable laws and regulations; (b) has paid all Taxes shown to be due and payable on such Tax Returns and all Taxes otherwise payable with respect to the Assets or the Business to the extent due and payable; and (c) has properly accrued all Taxes relating to the Assets or the Business for periods subsequent to the periods covered by such Tax Returns. No deficiency in payment of any such Taxes for any period has been asserted by any Tax Authority and remains unsettled. There are no ongoing, pending or, to the Knowledge of Sellers, threatened in writing, Tax audits or examinations relating to the Assets or the Business. No claim has ever been made by a Tax Authority in a jurisdiction in which either Seller does not file Tax Returns that either Seller is or may be subject to taxation by that jurisdiction. All Taxes required to be withheld, collected or deposited by either Seller with respect to the Business have been timely withheld, collected or deposited and, to the extent required, have been paid to the relevant Tax Authorities. There are no Tax liens on any of the Assets, other than liens for current Taxes which are not yet due or payable. Neither Seller has entered into any agreement, waiver or other arrangement providing for an extension of time with respect to the assessment or collection of any Tax relating to the Assets or the Business.

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Section 3.14 Environmental.

(a)	Each Seller is, and has been in the past five (5) years, in compliance in all material respects with all applicable Environmental Laws, which compliance has included obtaining and complying in all material respects with all Environmental Permits required for the operation of the Business and the Assets.

(b)	Neither Seller has (i) treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, exposed any Person to, or Released any Hazardous Substance or (ii) owned or operated any facility or property which is or has been contaminated by any Hazardous Substance, in each case so as to give rise to any material liabilities for either Seller pursuant to any Environmental Laws.

(c)	Neither Seller has assumed, undertaken or otherwise become subject to any material obligation or liability of any other Person relating to any Environmental Laws.

(d)	Neither Seller has received written notice from any Governmental Entity or any other Person that either Seller is subject to any liability or pending claim (i) based upon any provision of any Environmental Law and arising out of any act or omission of either Seller or any of its employees, agents or representatives, or (ii) arising out of the ownership, use, control or operation by either Seller of any facility, site, area or property to or from which there was a Release of any Hazardous Substance, in each case, which claim, if adversely resolved, would reasonably be expected to be material to the Business.

(e)	The Sellers have made available to GES Acquisition complete and accurate copies of all documents pertaining to the Sellers’ compliance with or liability under Environmental Law.

Section 3.15 Intellectual Property.

(a)	(i) The Sellers own and possesses all right, title and interest in Seller Intellectual Property, free and clear of all Liens (other than Permitted Liens); (ii) there are no judgments, consents, settlements, decrees, orders, injunctions, or rulings impairing the validity, use, ownership, or enforceability of any of Seller Intellectual Property, or finding any of Seller Intellectual Property to be invalid or unenforceable; (iii) there are no proceedings pending or, to the Knowledge of Sellers, threatened, that challenge or impair the validity, use, ownership, or enforceability of Seller Intellectual Property; and (iv) the maintenance fees necessary to maintain Seller Intellectual Property through the Effective Date have been paid, and through the Closing Date will have been paid.

(b)	(i) Neither the use of Seller Intellectual Property as currently used by the Sellers infringes, misappropriates or violates the rights of any Person in any Seller Intellectual Property, (ii) neither Seller has received any written notice in the past five (5) years alleging any of the same, and (iii) to the Knowledge of Sellers no actions or claims are threatened against either Seller alleging any of the same.

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(c)	(i) There are no claims, proceedings, actions, suits, hearings, arbitrations, to the Knowledge of Sellers, investigations, charges, complaints, demands or similar actions currently pending or, to the Knowledge of Sellers, threatened, or that have been brought in the past five (5) years, by either Seller against any Person alleging infringement, misappropriation, or violation of any Seller Intellectual Property; and (ii) to the Knowledge of Sellers, no Person is currently infringing upon, misappropriating, or otherwise violating any of Seller Intellectual Property.

(d)	Seller Intellectual Property includes all of the Intellectual Property used in the conduct of the Business, and there are no other items of Intellectual Property that are material to the Business.

(e)	The Sellers have information technology systems sufficient to operate the Business as it is currently conducted. The Sellers’ information technology systems are in sufficiently good working condition to effectively perform all information technology operations and include a sufficient number of license seats for all software, in each case as necessary for the operation of the Business. The Sellers have taken reasonable steps and implemented reasonable procedures to ensure that the information technology systems used in connection with the operation of the Business are free from any disabling codes or instructions, timer, copy protection device, clock, counter or other limiting design or routing and any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components that permit unauthorized access or the unauthorized disablement or erasure of such. There have been no unauthorized intrusions or breaches of security, failures, breakdowns, continued substandard performance, or other adverse events affecting the Sellers’ information technology systems that have caused any substantial disruption of or interruption in or to the use of such information technology systems. The Sellers maintain commercially reasonable disaster recovery and business continuity plans, procedures, and facilities, act in compliance therewith. The Sellers use commercially reasonable efforts to protect the confidentiality, integrity, and security of their information technology systems from any unauthorized use, access, interruption, or modification by third parties.

(f)	The Sellers have commercially reasonable safeguards in place to protect Personal Data in either Seller’s possession and used in the Business or control from unauthorized access by third persons. To the Knowledge of Sellers, no Person has made any illegal or unauthorized use of Personal Data that was collected by or on behalf of either Seller and is in the possession or control of either Seller. To the Knowledge of Sellers, neither Seller is currently under any investigation by any state, federal, or foreign jurisdiction regarding its protection, storage, use, and disclosure of Personal Data, nor have there been any unauthorized intrusions or breaches of security into either Seller’s systems.

(g)	Each Seller is, and at all times has been, in compliance in all material respects with (i) Laws pertaining to (A) data security, cyber security, and e-commerce; and (B) the collection, storage, use, access, disclosure, processing, security, and transfer of Personal Data (referred to collectively in this Agreement as “Data Activities”); (ii) the PCI Security Standards Council’s Payment Card Industry Data Security Standard and all other applicable rules and requirements by the PCI Security Standards Council, by any member thereof, or by any entity that functions as a card brand, card association, payment processor, acquiring bank, merchant bank or issuing bank with respect to a payment card bearing the logo of a PCI Security Standards Council member, including the Payment Application Data Security Standards and all audit and filing requirements; and (iii) all contracts (or portions thereof) to which GE Services is a party that are applicable to Data Activities (collectively, “Privacy Agreements”).

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(h)	There is no pending, nor has there ever been any, complaint, audit, proceeding, to the Knowledge of Sellers, investigation, or claim against either Seller initiated by (i) any Person; (ii) the United States Federal Trade Commission, any state attorney general or similar state official; (iii) any other Governmental Entity, foreign or domestic; or any regulatory or self-regulatory entity alleging that any Data Activity of either Seller or the Business: (A) is in violation of any Laws, (B) is in violation of any Privacy Agreements, (C) is in violation of either Seller’s policies pertaining to privacy and data security; or (D) otherwise constitutes an unfair, deceptive, or misleading trade practice.

Section 3.16 Employees; Employee Benefit Plans.

(a)	Section 3.16(a) of the Disclosure Schedules contains a correct and complete list of all of the employees (whether full-time, part-time or otherwise) and independent contractors of either Seller (the “Business Employees”), specifying their position, status as exempt or non-exempt from overtime under the FLSA, annual salary, hourly wages, date of hire, work location, start date, length of service, employee benefit coverages selected, consulting or other independent contractor fees, and other benefits provided to each of them, respectively.

(b)	Except as set forth in Section 3.16(b) of the Disclosure Schedules, neither Seller is a party to or bound by any Employment Agreement with respect to any Business Employee. Neither Seller has received a claim from any Governmental Entity, Business Employee or any other independent contractor of either Seller to the effect that either Seller has improperly classified as an independent contractor any person named in Section 3.16(b) of the Disclosure Schedules and no basis for such a claim exists. Neither Seller has received a notification from the United States Department of Homeland Security, the Social Security Administration or any other Governmental Entity that the social security number it has for one or more of the Business Employees does not match the records of such Governmental Entity. Neither Seller has received a claim from any Governmental Entity to the effect that either Seller has improperly classified any of the Business Employees as exempt or non-exempt from overtime under the FLSA and no basis for such a claim exists. Neither Seller has received any written notice of any inspection or investigation relating to its alleged noncompliance with or violation of Immigration Reform and Control Act of 1986 (“IRCA”), nor has it been warned, fined or otherwise penalized by reason of any failure to comply with IRCA, nor does the basis for such claim exist. As of the Effective Date, all Business Employees are citizens of the United States or permanent residents of the United States or foreign residents authorized to work in the United States, and the Sellers have established procedures, controls, processes and policies reasonably designed to comply with IRCA. No Business Employee is prohibited from working for the Business by Law or contractual arrangement. Except as set forth in Section 3.16(b) of the Disclosure Schedules neither Seller has made any verbal commitments to any officer, employee or former employee, consultant or independent contractor with respect to compensation, promotion, retention, termination, severance or similar matters in connection with the transactions contemplated by this Agreement or otherwise. All of the Business Employees are active on the Effective Date.

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(c)	None of the Business Employees are represented by a labor organization or group that was either voluntarily recognized or certified by any labor relations board (including the United States National Labor Relations Board) or by any other Governmental Entity. None of the Business Employees are a signatory to a collective bargaining agreement with any trade union, or any labor organization or group, in each case with respect to their employment with either Seller. No labor dispute, walk out, strike, hand billing, picketing, or work stoppage involving the Business Employees has occurred, is in progress or, to the Knowledge of Sellers, has been threatened in the past five (5) years. Neither Seller has taken any action that would constitute a “mass layoff”, “mass termination” or “plant closing” within the meaning of United States Worker Adjustment and Retraining Notification Act and the rules and regulations promulgated thereunder or otherwise trigger notice requirements or liability under any federal, local, state or foreign plant closing notice or collective dismissal Law.

(d)	Except as set forth in Section 3.16(d) of the Disclosure Schedules there are no outstanding obligations of either Seller relating to severance or termination pay to any employees of either Seller. No Seller has made any written or verbal commitments to any officer, employee or former employee, consultant or independent contractor with respect to compensation, promotion, retention, termination, severance or similar matters in connection with the Transactions or otherwise.

(e)	Section 3.16(e) of the Disclosure Schedules contains a correct and complete list of each Seller Benefit Plan. None of either Seller nor any ERISA Affiliate has any liability under, or is subject to, any lien, restriction or other adverse right relating to, any Seller Benefit Plan or ERISA Affiliate Plan (i) that would affect GES Acquisition’s right, title and interest in or GES Acquisition’s right to use or enjoy (free and clear of any Liens) any Assets, or (ii) that would result in the assumption by or imposition on GES Acquisition or any of its Affiliates or successors of any liability other than liabilities expressly included as Assumed Liabilities. Each Seller Benefit Plan is, and has been, maintained and operated in all material respects in compliance with its terms, the ERISA Fiduciary Standards, and all applicable Laws (including ERISA and the Code). Each Seller Benefit Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS or is comprised of a master or prototype plan that has received a favorable opinion letter from the IRS, and no event has occurred, and no condition exists which could reasonably be expected to result in the revocation of any such determination letter or opinion letter. No litigation or administrative or other proceeding, audit, examination or investigation is pending or asserted, or, to the Knowledge of Sellers, threatened, anticipated or expected to be asserted with respect to any Seller Benefit Plan or the assets of any such plan (other than routine claims for benefits arising in the Ordinary Course). No Seller Benefit Plan has, within the past six (6) years prior to the Effective Time, been the subject of litigation or administrative or other proceeding, audit, examination or investigation. None of either Seller nor any of their respective Affiliates has filed, or is considering filing, an application under the IRS Employee Plans Compliance Resolution System or the Department of Labor’s Voluntary Fiduciary Correction Program with respect to any Seller Benefit Plan. Full payment has been timely made of all amounts which either Seller is required under applicable law or under any Seller Benefit Plan or any agreement relating to any Seller Benefit Plan to have paid as contributions or premiums thereunder as of the last day of the most recent fiscal year of such Seller Benefit Plan ended prior to the Effective Date or have been timely, completely and correctly reflected on the most recent Financial Statement filed prior to the Effective Date or accrued in the account records of the Sellers.

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(f)	With respect to each Seller Benefit Plan, the Sellers have provided or made available to GES Acquisition a current, accurate and complete copy of the plan document, including any amendments thereto (or, with respect to any such oral Seller Benefit Plan, a written description of all material terms thereof) and, to the extent applicable (i) the most recent summary plan description, including any summary of material modifications, (ii) the trust agreement, any insurance contracts or other funding arrangements with respect to such Seller Benefit Plan, (iii) the annual report on Form 5500 (including any applicable schedules and attachments thereto) for the past three (3) years, (iv) the most recently received determination or opinion letter from the IRS for such Seller Benefit Plan (if any), and (v) the most recently prepared actuarial valuation report and audited financial statements in connection with such Seller Benefit Plan.

(g)	No Seller Benefit Plan provides life, health insurance benefits, or any other welfare plan benefits (within the meaning of Section 3(1) of ERISA) to former or retired employees or other former or current service providers of either Seller or any of their respective Affiliates, other than pursuant to ERISA Title I, Subtitle B, part 6 and Code section 4980B (“COBRA”) or similar state Laws.

(h)	None of either Seller nor any of their respective Affiliates, or, to Knowledge of Sellers, any other “disqualified person” (within the meaning of Section 4975 of the Code) or any “party in interest” (within the meaning of Section 3(14) of ERISA) has engaged in any nonexempt “prohibited transaction” (within the meaning of Section 4975 of the Code or Section 406 of ERISA) with respect to any of Seller Benefit Plans which could subject any Seller Benefit Plans or fiduciary thereof to any liability or Tax under Section 502(i) of ERISA or Section 4975 of the Code.

(i)	Each Seller Benefit Plan that is a “non-qualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) has been administered and drafted or amended, in such a manner so that the additional tax described in Section 409A(1)(B) of the Code shall not be assessed against any individual participating in any such non-qualified deferred compensation plan with respect to benefits due or accruing thereunder.

(j)	Neither the execution and delivery of this Agreement nor the consummation of the Transactions could (either alone or in conjunction with any other event) (i) result in, or cause the accelerated vesting, payment, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director, manager or other service provider of either Seller under any Seller Benefit Plan; (ii) result in any severance, termination or similar types of payments or benefits; (iii) result in a requirement to pay any tax “gross-up” or similar “make-whole” payments to any employee, director, manager or other service provider of either Seller; or (iv) result in any “excess parachute payment” (as such term is defined in Section 280G of the Code).

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(k)	No Seller Benefit Plan requires either Seller to gross-up, reimburse, equalize or make any similar payment to, or otherwise indemnify, any Person with respect to any Tax-related payments, including with respect to any Taxes arising under Section 409A, Section 280G or Section 4999 of the Code.

(l)	Each Seller and each Seller Benefit Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (i) is currently in compliance with the Patient Protection and Affordable Care Act, Pub. L. No. 111-148 (“PPACA”), the Health Care and Education Reconciliation Act of 2010, Pub. L. No. 111-152 (“HCERA”), and all regulations and guidance issued thereunder (collectively, with PPACA and HCERA, the “Healthcare Reform Laws”), and (ii) has been in compliance in all material respects with all applicable Healthcare Reform Laws since March 23, 2010. No event has occurred, and no condition or circumstance exists, that would reasonably be expected to subject GE Services or any Seller Benefit Plan to penalties or excise taxes under Sections 4980D, 4980H, or 4980I of the Code or any other provision of the Healthcare Reform Laws.

(m)	No Seller Benefit Plan: (i) is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code or subject to Title IV of ERISA; (ii) is a “multiemployer plan” (as defined in Section 3(37) of ERISA); (iii) is a “multiple employer plan” within the meaning of ERISA and the Code; or (iv) is a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA, and none of either Seller nor any ERISA Affiliate has or has ever had any liability (fixed, contingent or otherwise) with respect to any such Employee Benefit Plans. Neither GE Services nor any ERISA Affiliate: (x) has ever withdrawn from, or previously terminated, any pension plan subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code or subject to Title IV of ERISA or multiemployer plan under circumstances resulting (or expected to result) in a liability (fixed, contingent or otherwise) to such pension plan or multiemployer plan; or (y) has engaged in any transaction which would give rise to a liability (fixed, contingent or otherwise) of either Seller (or any of their respective Affiliates) or GES Acquisition (or any of its Affiliates), including under Section 4069 or Section 4212(c) of ERISA.

Section 3.17 Related Party Transactions. Other than as set forth herein, (a) no employee or Parent, (b) no Person with whom any such employee or either Seller has any direct or indirect relation by blood, marriage or adoption or owns any beneficial interest, or (c) any Affiliate of any of the foregoing or any current or former Affiliate of either Seller has any interest in: (i) any contract, arrangement or understanding with, or relating to, either Seller, the Business, the Assets or the Assumed Liabilities, (ii) any loan, arrangement, understanding, agreement or contract for or relating to either Seller, the Business or the Assets or (iii) any property (real, personal or mixed), tangible or intangible, used or currently intended to be used by either Seller in the Business. There are no outstanding notes receivable or notes payable of either Seller owing by or to any shareholder, director, manager, officer, employee or Affiliate of either Seller, and any such notes formerly outstanding have been paid in full, settled by way of capital contribution in kind, cancelled or otherwise discharged prior to the Effective Date.

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Section 3.18 Receivables; Payables. The Accounts Receivable as set forth in Section 1.02(e) of the Agreement Schedules (i) contains a schedule of all right, title and interest of either Seller in and to all accounts receivable (including amounts due from customers whether recorded as accounts receivable or reductions in accounts payable) and related deposits, security or collateral therefor, including recoverable customer deposits of either Seller, relating to the Business existing as of the Effective Date; (ii) sets forth as of the Effective Date, the amount owing and the aging of such receivable, the name of the party from whom such receivable is owing, and any security in favor of it for the repayment of such receivable which either Seller purports to have. All such Accounts Receivable (i) are valid, existing and collectible in a manner consistent with the Sellers’ past practice without resort to legal proceedings or collection agencies, (ii) represent monies due for goods sold and delivered or services rendered in the Ordinary Course, and (iii) are not subject to any refunds or adjustments or any defenses, rights of set-off, assignment, restrictions, security interests or other encumbrances.

Section 3.19 Insurance Policies. Section Section 3.19 of the Disclosure Schedules sets forth a list of all policies of insurance owned or held by either Seller, specifying the insurer, the amount of and nature of coverage, the risk insured against, the deductible amount (if any), the annual premiums with respect thereto and the date through which coverage will continue by virtue of premiums already paid. Correct and complete copies of each of the insurance policies have been made available to GES Acquisition. The Sellers maintain insurance with reputable insurers for the Business and the Assets consistent with past practices and in types and amounts that are reasonable. All insurance policies and bonds with respect to the Business and Assets are in full force and effect and neither Seller has reached or exceeded policy limits for any insurance policy in effect at any time during the past five (5) years.

Section 3.20 Customer and Supplier Relations. Section 3.20 of the Disclosure Schedules contains a correct and complete list of the names and addresses of the Customers and Suppliers, and the amount of sales to each Customer or purchases from each such Supplier during the twelve (12) month period ended as of December 31, 2025. The Sellers maintain good relations with each of their respective Customers and Suppliers and, to the Knowledge of Sellers, no event has occurred that could materially and adversely affect the Business’ relations with any Customer or Supplier. No Customer or Supplier has during the last twelve (12) months cancelled, terminated or, to the Knowledge of Sellers, made any threat to cancel or otherwise terminate any of its contracts with either Seller, to increase or decrease its usage or supply of the Business’ Services or Products, or to otherwise make any changes to the terms of its Contracts with either Seller that could be adverse to the Business. No Seller has any Knowledge to the effect that any current Customer or Supplier may terminate or materially alter its business relations with the Business, either as a result of the Transactions or otherwise.

Section 3.21 Warranties. Neither Seller makes any express warranty or guaranty as to Products or Services (a “Warranty”), and there is no pending or, to the Knowledge of Sellers, threatened claim alleging any breach of any Warranty. Neither Seller has any exposure to, or liability under, any Warranty (a) beyond that which is typically assumed in the ordinary course of business by Persons engaged in businesses comparable in size and scope of either Seller, or (b) that would be material to the Business.

Section 3.22 Ethical Practices. None of either Seller, or any of their respective Representatives or Affiliates, has offered or given, and neither Seller has any Knowledge of any Person that has offered or given on its behalf, anything of value to: (a) any official of a Governmental Entity, any political party or official thereof or any candidate for political office; (b) any customer or member of any Governmental Entity; or (c) any other Person, in any such case while knowing or having reason to know that all or a portion of such money or thing of value may be offered, given or promised, directly or indirectly, to any customer or member of any Governmental Entity or any candidate for political office for the purpose of the following: (i) influencing any action or decision of such Person, in such Person’s official capacity, including a decision to fail to perform such Person’s official function; (ii) inducing such Person to use such Person’s influence with any Governmental Entity to affect or influence any act or decision of such Governmental Entity to assist either Seller in obtaining or retaining business for, with, or directing business to, any Person; or (iii) where such payment would constitute a bribe, kickback or illegal or improper payment to assist either Seller in obtaining or retaining business for, with, or directing business to, any Person.

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Section 3.23 No Broker or Finder. No Seller has engaged any investment banker, finder, broker or sales agent or any other Person in connection with the origin, negotiation, execution, delivery or performance of any Transaction Document to which any Seller is a party, or the Transactions.

Section 3.24 Investment Representations.

(a)	The Sellers understand and agree that the consummation of this Agreement including the delivery of the Asset Consideration Shares to the Sellers as contemplated hereby constitutes the offer and sale of securities under the Securities Act and applicable state statutes and that the Asset Consideration Shares are being acquired for the Sellers’ own account and not with a present view towards the public sale or distribution thereof, except pursuant to sales registered or exempted from registration under the Securities Act.

(b)	Each Seller is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D under the Securities Act.

(c)	Each Seller understands that the Asset Consideration Shares are being offered and sold to Sellers in reliance upon specific exemptions from the registration requirements of United States federal and state securities Laws and that GES Acquisition is relying upon the truth and accuracy of, and Sellers’ compliance with, the representations, warranties, agreements, acknowledgments and understandings of Sellers set forth herein in order to determine the availability of such exemptions and the eligibility of Sellers to acquire the Asset Consideration Shares.

(d)	Each Seller and its advisors, if any, have been furnished with all materials relating to GES Acquisition and its business, finances and operations of GES Acquisition and materials relating to the offer and sale of the Asset Consideration Shares which have been requested by either Seller or its advisors. Each Seller and its advisors, if any, have been afforded the opportunity to ask questions of GES Acquisition. Each Seller understands that its investment in the Asset Consideration Shares involves a significant degree of risk.

(e)	At no time was either Seller presented with or solicited by any leaflet, newspaper or magazine article, radio or television advertisement, or any other form of general advertising or solicited or invited to attend a promotional meeting otherwise than in connection and concurrently with such communicated offer. Neither Seller is acquiring the Asset Consideration Shares acquired by either Seller hereunder as a result of any “general solicitation” or “general advertising,” as such terms are defined in Regulation D under the Securities Act, which includes, but is not limited to, any advertisement, article, notice or other communication regarding the Asset Consideration Shares acquired by either Seller hereunder published in any newspaper, magazine or similar media or on the internet or broadcast over television, radio or the internet or presented at any seminar or any other general solicitation or general advertisement.

(f)	The Sellers are acquiring the Asset Consideration Shares for their own account as principal, not as a nominee or agent, for investment purposes only, and not with a view to, or for, resale, distribution or fractionalization thereof in whole or in part and no other person has a direct or indirect beneficial interest in the Asset Consideration Shares. Further, neither Seller has any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to the Asset Consideration Shares.

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Article IV. Representations and Warranties of GES Acquisition

In order to induce the Sellers and Easterly to enter into this Agreement and consummate the Transactions, GES Acquisition represents and warrants to the Sellers and Easterly as follows:

Section 4.01 Organization and Power. GES Acquisition is a corporation validly existing and in good standing under the laws of the State of Delaware. GES Acquisition has all necessary power and authority to own, lease and operate its properties and conduct the Business as it is presently being conducted, to execute and deliver this Agreement and the other Transaction Documents to which GES Acquisition is or will be a party and to consummate the Transactions and to perform each of its obligations under the Transaction Documents. GES Acquisition has heretofore made available to Sellers and Easterly correct and complete copies of its Organizational Documents as currently in effect. GES Acquisition is duly qualified or registered as a foreign company to transact business under the Laws of each jurisdiction where the character of its activities or the location of the properties owned or leased by it requires such qualification or registration, except where the failure of such qualification or registration would not reasonably be expected to be material to the Business.

Section 4.02 Due Authorization; Enforceability. The execution and delivery of this Agreement and each of the Transaction Documents by GES Acquisition and the performance GES Acquisition of its obligations hereunder and thereunder and the consummation of the Transactions have been duly and validly authorized by all necessary action of GES Acquisition’s board of directors. This Agreement and each of the Transaction Documents to which GES Acquisition is a party constitutes, or will constitute, when executed and delivered, a valid and binding agreement of GES Acquisition, enforceable against GES Acquisition in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, and other laws relating to or affecting the enforcement of creditors’ rights and remedies generally and the availability of specific performance or other equitable remedies

Section 4.03 No Conflict; Consents. The execution and delivery by GES Acquisition of the Transaction Documents to which GES Acquisition is a party and the consummation by GES Acquisition of the Transactions do not and will not: (a) violate or result in a breach of any of the terms or provisions of any instrument, document or agreement to which GES Acquisition is a party or by which GES Acquisition is bound; (b) violate any order, writ, injunction, decree, judgment, ruling, Law, rule or regulation of any federal, state, county, municipal or foreign court or governmental authority applicable to GES Acquisition or require any filing with, or the obtaining of any permit, authorization, consent or approval of, any Governmental Entity; (c) violate or conflict with any provision of the organizational or other governing documents of GES Acquisition, in each case, in a manner that would be reasonably likely to prohibit, restrict or delay the performance of the Transactions by GES Acquisition; or (d) violate or conflict with, constitute a breach of or result in a default under, or give rise to any right of termination, cancellation, acceleration or loss of benefit under, any of the terms, conditions or provisions of any Assumed Contract or Assigned Permit.

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Section 4.04 Capitalization

(a)	The authorized shares of capital stock of GES Acquisition are comprised of 20,000,000 shares of Common Stock and 6,000,000 shares of Preferred Stock. As of the Effective Date, there is one share of Common Stock issued and outstanding, which is held by John Matthews and no shares of Preferred Stock issued and outstanding. All of the shares of capital stock or other equity interests of GES Acquisition (a) are duly authorized, validly issued, fully paid and nonassessable, and (b) were not issued or acquired by John Matthews in violation of any Law, agreement or the preemptive rights of any Person. No shares of capital stock or other equity interests of GES Acquisition are reserved for issuance or are held in treasury, and (i) there are no outstanding options, warrants, rights, calls, commitments, conversion rights, rights of exchange, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities or other plans or commitments, contingent or otherwise, relating to the shares of capital stock or other equity interests of GES Acquisition; (ii) there are no outstanding contracts or other agreements of GES Acquisition, or any other Person, to purchase, redeem or otherwise acquire any shares of capital stock or other equity interests of GES Acquisition, or securities or obligations of any kind convertible into any shares of capital stock or other equity interests of GES Acquisition; (iii) there are no distributions which have accrued or been authorized but are unpaid on the shares of capital stock or other equity interests of GES Acquisition; (iv) there are no outstanding or authorized equity appreciation, phantom equity, equity plans or similar rights with respect to GES Acquisition; and (v) there are no voting agreements or other agreements relating to the management of GES Acquisition. GES Acquisition does not own, and has never owned, directly or indirectly, any capital stock or other equity interests in any other corporation, limited liability company, partnership, joint venture or any other entity.

(b)	As of the Closing Date, and immediately following the consummation of the Transactions, there shall be:

(i)	2,571,428 of Common Stock issued and outstanding, which are held by Parent; and

(ii)	6,000,000 shares of Series A Stock issued and outstanding, which are held by Easterly.

(c)	No shares of capital stock or other equity interests of GES Acquisition are reserved for issuance or are held in treasury, and (i) there are no outstanding options, warrants, rights, calls, commitments, conversion rights, rights of exchange, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities or other plans or commitments, contingent or otherwise, relating to the shares of capital stock or other equity interests of GES Acquisition; (ii) there are no outstanding contracts or other agreements of GES Acquisition, or any other Person, to purchase, redeem or otherwise acquire any shares of capital stock or other equity interests of GES Acquisition, or securities or obligations of any kind convertible into any shares of capital stock or other equity interests of GES Acquisition; (iii) there are no distributions which have accrued or been authorized but are unpaid on the shares of capital stock or other equity interests of GES Acquisition; (iv) there are no outstanding or authorized equity appreciation, phantom equity, equity plans or similar rights with respect to GES Acquisition; and (v) there are no voting agreements or other agreements relating to the management of GES Acquisition. GES Acquisition does not own, and has never owned, directly or indirectly, any capital stock or other equity interests in any other corporation, limited liability company, partnership, joint venture or any other entity.

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(d)	Assuming the accuracy of the representations and warranties of Sellers as set forth in Section 3.24, upon issuance of the Asset Consideration Shares, the Asset Consideration Shares shall all be duly authorized, validly issued, fully paid and non-assessable.

(e)	Assuming the accuracy of the representations and warranties of Easterly as set forth in Article V, upon issuance of the Easterly Subscription Shares, the Easterly Subscription Shares shall be duly authorized, validly issued, fully paid and non-assessable

(f)	Once issued, the Asset Consideration Shares shall represent 75% of the issued and outstanding shares of Common Stock as of the Closing. Once issued, the Easterly Subscription Shares shall represent 100% of the issued and outstanding shares of Series A Stock as of the Closing.

Section 4.05 Compliance with Laws; Operations. GES Acquisition is (and has been at all times since its formation) in compliance with all applicable Laws in all material respects. GES Acquisition has not been charged with and has not received any notice of being in violation of, or is not, to the Knowledge of GES Acquisition, under any investigation with respect to, any applicable Law, agency agreement, penalty or fine entered by any Governmental Entity relating to its operations of or business. GES Acquisitions has been formed for the purposes of undertaking the Transactions and has not otherwise undertaken any other material operations.

Section 4.06 No Broker or Finder. GES Acquisition has not engaged any investment banker, finder, broker or sales agent or any other Person in connection with the origin, negotiation, execution, delivery or performance of any Transaction Document to which GES Acquisition is a party, or the Transactions.

Article V. Representations and Warranties of Easterly

In order to induce the Sellers and GES Acquisition to enter into this Agreement and consummate the Transactions, Easterly represents and warrants to the Sellers and GES Acquisition as follows:

Section 5.01 Organization and Power of Easterly. Easterly is a limited liability company, validly existing and in good standing under the laws of the State of Delaware. Easterly has all necessary power and authority to own, lease and operate its properties and conduct its business as it is presently being conducted, to execute and deliver this Agreement and the other Transaction Documents to which Easterly is or will be a party and to consummate the Transactions and to perform each of its obligations under the Transaction Documents. Easterly has provided to Sellers and GES Acquisition true and correct copies of the Organizational Documents of Easterly. Easterly is duly qualified or registered as a foreign company to transact business under the Laws of each jurisdiction where the character of its activities or the location of the properties owned or leased by it requires such qualification or registration, except where the failure of such qualification or registration would not reasonably be expected to be material to the operations of Easterly.

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Section 5.02 Due Authorization; Enforceability. The execution and delivery of this Agreement and each of the Transaction Documents by Easterly and the performance by Easterly of the obligations hereunder and thereunder and the consummation of the Transactions have been duly and validly authorized by all necessary action of such Easterly’s members and managers. This Agreement and each of the Transaction Documents to which Easterly is a party constitutes, or will constitute, when executed and delivered, a valid and binding agreement of Easterly, enforceable against Easterly in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, and other laws relating to or affecting the enforcement of creditors’ rights and remedies generally and the availability of specific performance or other equitable remedies.

Section 5.03 No Conflict; Consents. The execution and delivery by Easterly of the Transaction Documents to which Easterly is a party and the consummation by Easterly of the Transactions do not and will not: (a) violate or result in a breach of any of the terms or provisions of any instrument, document or agreement to which Easterly is a party or by which Easterly is bound; (b) violate any order, writ, injunction, decree, judgment, ruling, law, rule or regulation of any federal, state, county, municipal or foreign court or governmental authority applicable to Easterly; or (c) violate or conflict with any provision of the organizational or other governing documents of Easterly, in each case, in a manner that would be reasonably likely to prohibit, restrict or delay the performance of the Transactions by Easterly.

Section 5.04 Investment Representations.

(a)	For purposes of this Section 5.04, the term “GES/Easterly Securities” means (i) the Easterly Subscription Shares issued to Easterly as set forth in Section 1.07(b); and (ii) any shares of Common Stock that may be issued to Easterly upon the conversion of any shares of Series A Stock held by Easterly.

(b)	Easterly understands and agrees that the consummation of this Agreement including the delivery of the GES/Easterly Securities to Easterly as contemplated hereby constitutes the offer and sale of securities under the Securities Act and applicable state statutes and that the GES/Easterly Securities are being acquired for Easterly’s own account and not with a present view towards the public sale or distribution thereof, except pursuant to sales registered or exempted from registration under the Securities Act.

(c)	Easterly is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D under the Securities Act.

(d)	Easterly understands that the GES/Easterly Securities are being offered and sold to Easterly in reliance upon specific exemptions from the registration requirements of United States federal and state securities Laws and that GES Acquisition is relying upon the truth and accuracy of, and Easterly’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of Easterly set forth herein in order to determine the availability of such exemptions and the eligibility of Easterly to acquire the GES/Easterly Securities.

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(e)	Easterly and its advisors, if any, have been furnished with all materials relating to GES Acquisition and its business, finances and operations of GES Acquisition and materials relating to the offer and sale of the GES/Easterly Securities which have been requested by Easterly or its advisors. Easterly and its advisors, if any, have been afforded the opportunity to ask questions of GES Acquisition. Easterly understands that its investment in the GES/Easterly Securities involves a significant degree of risk.

(f)	At no time was Easterly presented with or solicited by any leaflet, newspaper or magazine article, radio or television advertisement, or any other form of general advertising or solicited or invited to attend a promotional meeting otherwise than in connection and concurrently with such communicated offer. Easterly is not purchasing the GES/Easterly Securities acquired by Easterly hereunder as a result of any “general solicitation” or “general advertising,” as such terms are defined in Regulation D under the Securities Act, which includes, but is not limited to, any advertisement, article, notice or other communication regarding the GES/Easterly Securities acquired by Easterly hereunder published in any newspaper, magazine or similar media or on the internet or broadcast over television, radio or the internet or presented at any seminar or any other general solicitation or general advertisement.

(g)	Easterly is acquiring the GES/Easterly Securities for its own account as principal, not as a nominee or agent, for investment purposes only, and not with a view to, or for, resale, distribution or fractionalization thereof in whole or in part and no other person has a direct or indirect beneficial interest in the GES/Easterly Securities. Further, Easterly does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to the GES/Easterly Securities.

Section 5.05 No Broker or Finder. Easterly has not engaged, and shall not have any liability for, any investment banker, finder, broker or sales agent or any other Person in connection with the origin, negotiation, execution, delivery or performance of any Transaction Document to which it is a party, or the Transactions.

Section 5.06 Litigation and Claims. There is no litigation or proceeding, in law or in equity, pending or, to Easterly’s knowledge, threatened against Easterly or its officers or managers: (a) with respect to or affecting Easterly’s ability to perform its obligations hereunder, or (b) that are reasonably likely to prohibit, restrict or delay the performance of the Transactions by Easterly.

Section 5.07 Financial Capability. Easterly has sufficient funds to fulfill its obligations hereunder on the terms and conditions contemplated by this Agreement. Easterly is not insolvent, nor will Easterly be rendered insolvent by the consummation of the Transactions.

Article VI. Certain Covenants and Agreements

Section 6.01 Records. Each of the Sellers hereby agrees to preserve for a period of seven (7) years following the Closing, all records in their respective possession relating to any of the Assets, the Business or the Transactions. If any of the Parties hereto need access to such records in the possession of any other Party hereto for the preparation of federal and state tax returns, each such Party will allow representatives of each other Party access to such records for the purpose of obtaining information for use as aforesaid, and will permit such other Party to make extracts and copies thereof as may be reasonably necessary or convenient and, if required for such purpose, to have access to and possession of original documents. Each of Sellers hereby agrees to preserve originals of all Purchased Records for a period of seven (7) years following the Closing. If GES Acquisition desires access to the Purchased Records following the Closing, the Sellers will allow representatives of GES Acquisition access to such Purchased Records and will permit representatives of GES Acquisition to make extracts and copies thereof as may be reasonably necessary or convenient and, if required, to have access to and possession of original documents, in each case at the cost of GES Acquisition.

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Section 6.02 Vendors. Other than those included in the Assumed Liabilities, the Sellers will remain liable for any vendor invoices subsequently received by either Seller or GES Acquisition relating to the ownership and/or operation of any of the Assets prior to the Effective Time, and GES Acquisition will have no liability whatsoever for any invoices from vendors relating to the ownership and/or operation of any of the Assets prior to the Effective Time.

Section 6.03 Tax Matters.

(a)	All real property Taxes, personal property Taxes and similar ad valorem obligations levied with respect to the Assets for a taxable period which includes (but does not end on) the Closing Date shall be apportioned between the Sellers and GES Acquisition based on the number of days in such taxable period up to and including the Closing Date and the number of days in such taxable period after the Closing Date. The Sellers shall be liable for the proportionate amount of such Taxes that is attributable to the portion of such taxable period ending on the Closing Date, and GES Acquisition shall be liable for the proportionate amount of such Taxes that is attributable to the portion of such taxable period after the Closing Date.

(b)	Any transfer, sales, use, stamp, registration or other similar Taxes or recording fees payable as a result of the Transactions or any other action contemplated by this Agreement (“Transfer Taxes”) will be paid fifty percent (50%) by the Sellers and fifty percent (50%) by GES Acquisition. The Parties will cooperate in the preparation, execution and filing of all Tax Returns, questionnaires, applications or other documents required to be filed with respect to any such Transfer Tax.

(c)	GES Acquisition and the Sellers shall cooperate, as and to the extent reasonably requested by the other Party, in connection with the filing of any Tax Returns relating to the Assets or the Business and any audit, litigation or other proceeding with respect to Taxes relating to the Assets or the Business. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such Tax Return, audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

Section 6.04 Employees; Employee Benefit Plans.

(a)	GES Acquisition may offer employment to such Business Employees as GES Acquisition may choose in its sole discretion. Individuals who accept employment with GES Acquisition will be referred to herein as “Hired Employees”, and the employment of such Hired Employees will be at will, unless GES Acquisition otherwise enters into written employment agreements with one or more of such Hired Employees (in GES Acquisition’s sole discretion). At least 10 Business Days prior to the Closing, GES Acquisition shall provide the Sellers with a list of Business Employees to whom GES Acquisition intends to offer employment as of or following the Closing, which list shall be subject to the reasonable approval of the Sellers (such list, once final and agreed, being the list of the “Prospective Employees”).

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(b)	Effective immediately prior to the Closing, the Sellers shall (i) terminate the employment of all Prospective Employees, and (ii) pay out to each Prospective Employee all unused vacation and other paid personal leave time accrued by such Prospective Employee and the employer portion of any Taxes in connection therewith.

(c)	The Sellers will be responsible for compliance with COBRA, including the provision of the required notices and continuation coverage with respect to all employees of the Sellers or any of their Affiliates and the qualified beneficiaries for whom a qualifying event occurs at or prior to the Effective Time. GES Acquisition will be responsible for compliance with COBRA, including the provision of the required notices and continuation coverage with respect to all Hired Employees and their qualified beneficiaries for whom a qualifying event occurs after the Effective Time. The terms “continuation coverage,” “qualified beneficiaries,” and “qualifying event” are used herein with the meanings ascribed to them in COBRA. Sellers will also be responsible for any and all severance obligations to employees of either Seller.

(d)	Effective as of the Effective Time, GES Acquisition or one of its Affiliates shall assume sponsorship of each of Seller Benefit Plans set forth in Section 6.04(d) of the Agreement Schedules (the “Transferred Seller Benefit Plans”), and the Sellers shall, or shall cause, any and all trusts, insurance policies or third-party administrator Contracts related to the Transferred Seller Benefit Plans to be assigned to GES Acquisition or one of its Affiliates effective as of the Effective Time; provided, that, prior to the Effective Time, Sellers shall, or shall cause, all participants of the Transferred Seller Benefit Plans who are not Hired Employees to withdraw from participation from such Transferred Seller Benefit Plans (other than former employees of either Seller or an Affiliate receiving or entitled to receive COBRA continuation coverage, or with account balances under a qualified defined contribution retirement plan, immediately prior to the Effective Date), without resulting in any liability to GES Acquisition or any of its Affiliates. With respect to the Transferred Seller Benefit Plan which is a flexible spending account plan (the “Cafeteria Plan”), GES Acquisition shall, through December 31, 2026, administer, or cause to administer, the flexible spending accounts for health and dependent care expenses of participants who are not Hired Employees, and as soon as practicable after the Effective Time, (i) the Sellers shall pay to GES Acquisition in cash the amount, if any, by which aggregate contributions made to accounts under the Cafeteria Plan since the first day of the plan year in which the Effective Time occurs (the “Current Plan Year”) exceeded the aggregate benefits provided as of the Effective Time, or (ii) GES Acquisition shall pay to the Sellers in cash the amount, if any, by which aggregate benefits provided from the flexible accounts under the Cafeteria Plan for the Current Plan Year exceeded the aggregate contributions made from the first day of the Current Plan Year through the Effective Time.

Section 6.05 Further Action; Access to Records. Each of the Parties will take such actions, do all things necessary, and execute such documents, certificates, instruments and other papers as may be reasonably required or desirable to carry out the provisions hereof and consummate the Transactions.

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Section 6.06 Public Announcements. GES Acquisition and its Affiliates may issue press releases or otherwise make public statements with respect to this Agreement or the Transactions; provided, that such press releases and public statements do not contain the financial terms of this Agreement, and subject in each case to the prior written approval of Parent, such approval not to be unreasonably withheld, conditioned or delated. No Party will, and will cause their respective Affiliates and Representatives not to, issue press releases or otherwise make public statements with respect to this Agreement or the Transactions without the prior written consent of the other Parties, except as may be required by applicable Laws, the rules and regulations of the SEC or any securities market or exchange on which the securities of Parent are listed or available for trading. The foregoing will not restrict or prohibit any of the Parties from making any release or announcement required by applicable Law (in which case, the Party required to make the release or announcement will allow the other Parties hereto reasonable time to comment on or seek a protective order with respect to such release or announcement in advance of such issuance), and any Party or any Party’s Affiliates who is an investment fund may disclose in confidence the general terms of the transactions contemplated hereunder and this Agreement to its Affiliates and any current investor in such Party’s fund(s) in connection with fundraising, marketing, informational or reporting activities.

Section 6.07 Non-Assignable Contracts. The Sellers will, during the remaining term of each Non-Assignable Contract, use commercially reasonable efforts to (a) obtain the consent of the applicable third party, (b) make the benefit of each such Non-Assignable Contracts available to GES Acquisition following the Closing, and (c) enforce following the Closing, at the request of GES Acquisition and at the expense and for the account of GES Acquisition, any right of either Seller arising from such Non-Assignable Contracts against the other party or parties thereto (including the right to elect or terminate any such Non-Assignable Contract in accordance with the terms thereof). Neither Seller will take any action or suffer any omission that would limit or restrict or terminate the benefits to GES Acquisition of any such Non-Assignable Contract. With respect to any such Non-Assignable Contract as to which the necessary approval or consent for the assignment or transfer to GES Acquisition is obtained following the Closing, the Sellers will transfer such Non-Assignable Contract to GES Acquisition by execution and delivery of an instrument of conveyance reasonably satisfactory to GES Acquisition and the Sellers within three (3) Business Days following receipt of such approval or consent.

Section 6.08 Misdirected Payments. If either Seller or any of their respective Affiliates receives any payment related to the Business or any Asset after the Effective Time, such Seller agrees to promptly remit (or cause to be promptly remitted) such funds to GES Acquisition. If GES Acquisition or any Affiliate of GES Acquisition receives any payment related to any Excluded Asset after the Effective Time, GES Acquisition agrees to promptly remit (or cause to be promptly remitted) such funds to the Sellers.

Section 6.09 Confidential Information. Each Seller will hold in confidence at all times after the Closing all Confidential Information, and will not disclose, publish or make use of Confidential Information at any time after the Closing without the prior written consent of GES Acquisition, except as may be required by applicable Laws, the rules and regulations of the SEC or any securities market or exchange on which the securities of Parent are listed or available for trading.

Section 6.10 Name Change. Promptly following the Closing, GE Services shall (a) amend its organizational documents so as to delete reference to “Global Election Services” and will file, as promptly as practicable, such documents as are necessary to reflect such name changes in the State of Delaware and each other jurisdiction where GE Services is qualified to do business as a foreign Person, including terminations or cancellations of any filings made in such jurisdictions with respect to the “Global Election Servies” d/b/a; and (b) immediately cease and discontinue any and all further use of the name “Global Election Services”. From and after the Closing Date, GE Services will not adopt any name or d/b/a that is confusingly similar to, or a derivation of, “Global Election Servies”.

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Section 6.11 Required Votes. As promptly as practicable after the Effective Date, the Sellers shall prepare such documents as required to obtain the approval and adoption of this Agreement, the Transaction Documents and the Transactions by the stockholders of Parent in accordance with Parent’s Organizational Documents and the DGCL (the “Required Stockholder Approval”) which approval may be given in a meeting of the stockholders of the Parent or via a written consent in lieu of a meeting.

Article VII. Termination

Section 7.01 Termination. This Agreement may be terminated and the transactions contemplated herein may be abandoned at any time prior to the Closing as follows:

(a)	By the mutual agreement of the Parties;

(b)	By any Party in the event that the Closing of the transactions contemplated hereunder has not occurred by April 30, 2026 (the “Outside Closing Date”), provided, however, the right to terminate this Agreement under this Section 7.01(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates of any representation, warranty, covenant or obligation under this Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;

(c)	by written notice by any Party to each other Party if a Governmental Entity shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Transactions, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 7.01(c) shall not be available to a Party if the failure by such Party or its Affiliates to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Entity;

(d)	by joint written notice by the Sellers to GES Acquisition and Easterly, if (i) there has been a material breach by GES Acquisition or Easterly of any of their respective representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of GES Acquisition or Easterly shall have become untrue or inaccurate, in any case, which would result in a failure of a conditions set forth in Section 2.02 to be satisfied (treating the Closing Date for such purposes as the Effective Date or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the later of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to GES Acquisition and Easterly or (B) the Outside Date;

(e)	by written notice by GES Acquisition to the Sellers and Easterly, if (i) there has been a material breach by either Seller or Easterly of any of their respective representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of either Seller or Easterly shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 2.03 to be satisfied (treating the Closing Date for such purposes as the Effective Date or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the later of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to the Sellers and Easterly or (B) the Outside Date;

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(f)	by written notice by Easterly to the Sellers and GES Acquisition, if (i) there has been a material breach by either Seller or GES Acquisition of any of their respective representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of either Seller or GES Acquisition shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 2.04 to be satisfied (treating the Closing Date for such purposes as the Effective Date or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the later of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to the Sellers and GES Acquisition or (B) the Outside Date;

(g)	by written notice by Sellers or Easterly to GES Acquisition, if there shall have been a GES Acquisition Material Adverse Effect which is uncured for at least twenty (20) Business Days after written notice of such GES Acquisition Material Adverse Effect is provided by Sellers or Easterly to GES Acquisition;

(h)	by written notice by GES Acquisition or Easterly to Sellers, if there shall have been a Seller Acquisition Material Adverse Effect which is uncured for at least twenty (20) Business Days after written notice of such Seller Acquisition Material Adverse Effect is provided by GES Acquisition or Easterly to Sellers; or

(i)	by written notice by any Party to each other Party if the Required Stockholder Approval has not been obtained prior the Outside Closing Date.

Section 7.02 Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 7.01 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 7.01 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 7.01, this Agreement shall forthwith become void, and there shall be no liability on the part of any Party or any of their respective Representatives, and all rights and obligations of each Party shall cease, provided that any such termination shall not relieve any Party from any liabilities or damages with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party occurring prior to such termination, and the provisions of Article VIII shall survive such termination and shall remain applicable thereto as set forth in such Article VIII.

Section 7.03 Expenses. In the event the Closing does not occur, other than as specifically set forth herein, any out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financial advisors, financing sources, experts and consultants to a Party hereto or any of its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or any Transaction Document and all other matters related to the consummation of this Agreement incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such expenses.

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Article VIII. Indemnification

Section 8.01 Indemnification.

(a)	By Sellers.

(i)	From and after the Closing, the Sellers will, jointly and severally, indemnify, defend and hold harmless GES Acquisition, Easterly and their respective directors, managers, officers, agents, equity holders, employees, Representatives, successors, assigns and Affiliates (the “GES Acquisition Parties”) from and against any and all Indemnifiable Losses suffered by GES Acquisition Parties arising out of or due to:

(1)	the Excluded Assets or the Excluded Liabilities;

(2)	the Indebtedness of the Sellers (as it relates to the Business) and GAH Transaction Expenses, in each case, to the extent (x) not paid on or prior to the Closing Date or (y) comprising an Assumed Liability; or

(3)	the matters set forth in Section 8.01(a)(i)(3) of the Agreement Schedules.

(ii)	In addition, whether or not the Closing occurs, Sellers will, jointly and severally, indemnify, defend and hold harmless the GES Acquisition Parties from and against any and all Indemnifiable Losses suffered by the GES Acquisition Parties arising out of or due to any breach or inaccuracy of any representation, warranty, covenant, agreement or undertaking made by either Seller in this Agreement or any Transaction Document to which either Seller is a party.

(b)	By GES Acquisition and Easterly.

(i)	From and after the Closing, GES Acquisition and Easterly, jointly and severally, will indemnify, defend and hold harmless the Sellers and each of their respective managers, directors, officers, agents, shareholders, members, employees, Representatives, agents, successors, assigns and Affiliates (the “Seller Parties”) from and against any and all Indemnifiable Losses arising out of or due to:

(1)	GES Acquisition’s ownership and operation of the Assets following the Effective Time; or

(2)	GES Acquisition’s failure to perform, discharge or satisfy the Assumed Liabilities.

(ii)	In addition, whether or not the Closing occurs, GES Acquisition and Easterly, jointly and severally, will indemnify, defend and hold harmless the Seller Parties from and against any and all Indemnifiable Losses suffered by the Seller Parties arising out of or due to any breach or inaccuracy of any representation, warranty, covenant, agreement or undertaking made by GES Acquisition or Easterly in this Agreement or any Transaction Document to which GES Acquisition or Easterly, on the one hand, and any Seller Party, on the other hand, are parties.

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Section 8.02 Indemnification Procedure

(a)	Third-Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third-Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Indemnifiable Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 8.02(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof, provided that the fees and disbursements of such counsel shall be at the expense of the Indemnified Party.

(b)	Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.02(b). If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party consents to such firm offer the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party objects to such offer, or does not provide a response to such firm offer within ten days after its receipt of such notice (in which case the Indemnified Party shall be deemed to not have consented to such offer), the Indemnified Party shall thereafter assume the defense of such Third-Party Claim and shall continue to contest or defend such Third-Party Claim and in such event the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party has assumed the defense pursuant to this Section 8.02(b), the Indemnified Party shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

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(c)	Direct Claims. Any Action by an Indemnified Party on account of an Indemnifiable Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Indemnifiable Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) calendar days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) calendar day period, the Indemnifying Party shall be deemed to have accepted liability for such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d)	Cooperation. Upon a reasonable request made by the Indemnifying Party, each Indemnified Party seeking indemnification hereunder in respect of any Direct Claim, hereby agrees to consult with the Indemnifying Party and act reasonably to take actions reasonably requested by the Indemnifying Party in order to attempt to reduce the amount of Indemnifiable Losses in respect of such Direct Claim. Any costs or expenses associated with taking such actions shall be included as Indemnifiable Losses hereunder.

Section 8.03 Survival; Limits.

(a)	Subject to the provisions of Section 8.03(b), the indemnification obligations of the Parties hereunder shall expire on the second annual anniversary of the Closing Date or the second annual anniversary of the date of termination of this Agreement in the event that the Closing does not occur (the period from such applicable date to such two year anniversary, the “Claims Period”).

(b)	Notwithstanding the foregoing, if, prior to the close of business on the last day of the Claims Period, an Indemnifying Party has been properly notified of a claim for indemnity hereunder and such claim has not been finally resolved or disposed of at such date, such claim will continue to survive and will remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms hereof.

(c)	GES Acquisition Parties shall not make a claim against the Sellers for indemnification under Section 8.01(a) until the aggregate amount of such Indemnifiable Losses of GES Acquisition Parties exceeds $100,000 (the “Deductible”), in which event GES Acquisition Parties may claim indemnification only for such Indemnifiable Losses which exceed the Deductible; provided, however, that claims related to fraud of either Seller shall not be subject to the Deductible.

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(d)	The total aggregate amount of the liability of the Sellers for Indemnifiable Losses of GES Acquisition Parties arising under Section 8.01(a) will be an amount equal to $1,375,000 (the “Cap”); provided, however, claims related to fraud of either Seller will not be subject to the Cap.

(e)	Seller Parties shall not make a claim against GES Acquisition or Easterly for indemnification under Section 8.01(b) until the aggregate amount of such Indemnifiable Losses of Seller Parties exceeds the Deductible, in which event Seller Parties may claim indemnification only for such Indemnifiable Losses which exceed the Deductible; provided, however, that claims related to fraud of GES Acquisition or Easterly shall not be subject to the Deductible.

(f)	The total aggregate amount of the liability of GES Acquisition and Easterly for Indemnifiable Losses of Seller Parties arising under Section 8.01(b) will be an amount equal to the Cap; provided, however, claims related to fraud of GES Acquisition or Easterly will not be subject to the Cap.

(g)	For all purposes of this Article VIII, Indemnifiable Losses will be net of any insurance or other recoveries actually received by a Party in connection with the facts giving rise to the right of indemnification, net of collection costs.

(h)	Both for the purpose of determining whether a breach of any representation and warranty set forth in Article III, Article IV or Article V has occurred and for the purpose of calculating the amount of any Indemnifiable Losses arising under Article VIII as a result of such breach, any reference to “Material Adverse Effect,” “materiality” or similar qualifiers in such representations or warranties shall be disregarded.

Section 8.04 Exclusive Remedy. The Parties agree that, excluding (a) any claim for injunctive or other equitable relief, or (b) any claim related to fraud, willful misconduct or bad faith by any Party in connection with the Transactions, in the event that the Closing occurs the indemnification provisions of this Article VIII are intended to provide the sole and exclusive remedy as to all claims of any Party may incur arising from or relating to this Agreement.

Section 8.05 Adjustment to Consideration. Each of the Parties hereto agree to report any indemnification payments received pursuant to this Article VIII as an adjustment to the consideration paid hereunder for U.S. federal (and all applicable state and local) income tax purposes to the extent permitted by Law.

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Article IX. Miscellaneous Provisions

Section 9.01 Construction. Unless the context of this Agreement otherwise clearly requires, (a) references to the plural include the singular, and references to the singular include the plural, (b) references to any gender include the other genders, (c) the words “include,” “includes” and “including” do not limit the preceding terms or words and will be deemed to be followed by the words “without limitation”, (d) the term “or” has the inclusive meaning represented by the phrase “and/or”, (e) the terms “hereof”, “herein”, “hereunder”, “hereto” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, (f) the terms “day” and “days” mean and refer to calendar day(s), (g) the terms “year” and “years” mean and refer to calendar year(s) and (h) the word “extent” in the phrase “to the extent” mean the degree to which a subject or other thing extends, and such phrase will not mean simply “if”. Unless otherwise set forth herein, references in this Agreement to (i) any document, instrument or agreement (including this Agreement) (A) includes and incorporates all exhibits, schedules and other attachments thereto, (B) includes all documents, instruments or agreements issued or executed in replacement thereof and (C) means such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified or supplemented from time to time in accordance with its terms and in effect at any given time, and (ii) a particular Law (as hereinafter defined) means such Law as amended, modified, supplemented or succeeded, from time to time and in effect at any given time. All Article, Section, Exhibit and Schedule references herein are to Articles, Sections, Exhibits and Schedules of this Agreement, unless otherwise specified. All accounting terms not specifically defined herein will be construed in accordance with GAAP. Unless otherwise set forth herein, the settlement of all payments hereunder will be made in Dollars. Where the term “made available” is used in this Agreement, it means, with respect to any document or information, that the same has been made available or otherwise accessible to GES Acquisition or Easterly by means of the virtual data room established by Sellers not less than three (3) Business Days prior to the date of this Agreement. The headings in this Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions

Section 9.02 Entire Agreement; Amendment; Waiver. This Agreement and the Transaction Documents constitute the entire agreement between the Parties pertaining to the subject matter contained herein and supersede all prior agreements, representations and understandings, both written and oral, of the Parties and the rights and remedies of the Parties with respect to the subject matter of this Agreement will be governed by the express terms hereof. No supplement, modification or amendment of this Agreement will be binding unless executed in writing by all of the Parties. No waiver of any of the provisions of this Agreement will be deemed or will constitute a waiver of any other provision, whether or not similar, nor will any waiver constitute a continuing waiver. No waiver will be binding unless executed in writing by the Party making the waiver. This Agreement will be binding on and will inure to the benefit of the Parties and their respective permitted legal representatives, heirs, permitted successors and permitted assigns.

Section 9.03 Third Party Beneficiaries. Other than as specifically set forth herein, including in Article VIII, neither this Agreement nor any provision hereof confers any benefit or right upon or may be enforced by any Person not a signatory hereto and there are no third-party beneficiaries hereof.

Section 9.04 Investigation by Parties. No investigations made by or on behalf of any Party or any of their respective authorized agents at any time will have the effect of waiving, diminishing the scope of or otherwise affecting any representation, warranty or covenant made by any other Party in or pursuant to this Agreement.

Section 9.05 Counterparts; Copies. This Agreement and any amendments hereto may be executed by the Parties in several counterparts, all of which together will constitute one agreement binding on all Parties, notwithstanding that all Parties may not have signed the same counterpart. This Agreement and any amendments thereto may be executed by the Parties in several copies each of which will be deemed an original and it will not be necessary, when making proof of this Agreement, to account for or produce more than one original of such copies. Any signature delivered by a Party by facsimile or PDF transmission will be deemed to be an original signature thereto.

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Section 9.06 Expenses. Except as otherwise specifically set forth herein, each Party shall be responsible for its own costs, fees and expenses regarding this Agreement or the Transactions, including all of the fees and expenses incurred by such Party in connection with the preparation, execution and delivery of this Agreement and all of such Party’s legal, accounting and other professional fees.

Section 9.07 Notices. All notices hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand or recognized courier service, by 4:00PM on a Business Day, addressee’s day and time, on the date of delivery, and otherwise on the first Business Day after such delivery; (b) if email with return receipt requested, on the date that transmission is confirmed electronically; or (c) one Business Day after deposit with a nationally recognized overnight delivery service for next day delivery. Notices shall be addressed to the respective Parties as follows, or to such other address as a Party shall specify to the others in accordance with these notice provisions:

If to Easterly, to:

Easterly CV VI LLC

Attn: Darrell Crate

138 Conant Street

Beverly, MA 01915

Email:

If to either Seller, to:

Global Arena Holding, Inc.

Attn: John S. Matthews

1159 2nd Avenue, Ste 454

New York New York 10065

Email:

With a copy, which shall not constitute notice, to:

Anthony, Linder & Cacomanolis, PLLC

Attn: John Cacomanolis

1700 Palm Beach Lakes Blvd., Suite 820

West Palm Beach, FL 33401

Email:

If to GES Acquisition, to:

GES Acquisition Corp.

Attn: John S. Matthews

1159 2nd Avenue, Ste 454

New York New York 10065

Email:

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Section 9.08 Governing Law; Consent to Jurisdiction; Dispute Resolution

(a)	This Agreement will be construed in accordance with, and governed by, the laws of the State of New York without regard to conflicts of laws and as applied to contracts to be wholly performed within the State of New York. Each Party hereby irrevocably submits to personal and exclusive jurisdiction in any federal court in the State of New York (assuming federal court diversity jurisdiction applies, and if not, then each Party submits to personal and exclusive jurisdiction in any state court in the State of New York), acknowledges that such jurisdiction is proper, and waives any and all objections as to venue, inconvenient forum and the like. Each Party hereby irrevocably agrees that any action, suit or proceeding shall be brought only to the exclusive jurisdiction of the courts of the State of New York or the federal courts located in the State of New York, and each Party hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding that is brought in any such court has been brought in an inconvenient forum. During the period an action, suit or proceeding that is filed in accordance with this Section 9.08 is pending before a court, all actions, suits or proceedings with respect to such action, suit or proceeding or any other action, suit or proceeding, including any counterclaim, cross-claim or interpleader, shall be subject to the exclusive jurisdiction of such court. Each Party hereby waives, and shall not assert as a defense in any action, suit or proceeding, that (a) such Party is not subject thereto, (b) such action, suit or proceeding may not be brought or is not maintainable in such court, (c) such Party’s property is exempt or immune from execution, (d) such action, suit or proceeding is brought in an inconvenient forum, or (e) the venue of such action, suit or proceeding is improper. A final judgment in any action, suit or proceeding described in this Section 9.08 following the expiration of any period permitted for appeal and subject to any stay during appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Laws.

(b)	In the event of any dispute or disagreement between the Parties as to the interpretation of any provision of this Agreement or the performance of any obligations hereunder the matter, upon the written request of any Party, shall be referred to representatives designated by each respective Party for resolution binding on the Parties. Such representatives shall promptly meet in a good faith effort to resolve the dispute. If the representatives do not agree upon a resolution within thirty (30) calendar days after reference of the matter to them, each Party shall be free to exercise the remedies available to it under Section 10.08(c).

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(c)	If any controversy, dispute or claim arising out or relating in any way to this Agreement or the transactions contemplated hereunder is not resolved by negotiation pursuant to Section 9.08(b), then any Party involved in such controversy, dispute or claim may demand that the controversy, dispute or claim be resolved by binding arbitration in accordance with the rules and regulations of JAMS (formerly known as Judicial Arbitration and Mediation Services, Inc.) then in effect by three arbitrators selected in accordance with such rules unless the Parties shall agree on a single arbitrator. Such arbitrator(s) shall have at least ten (10) years of experience. The arbitrators shall not reside or practice primarily in the State of New York. The arbitration proceedings shall be held in New York City or another mutually acceptable neutral venue. Each Party shall bear all of its own expenses and the arbitrators’ fees and expense shall be shared equally by the parties to the arbitration; provided, however, that at the conclusion of the arbitration, the arbitrator(s) shall award costs and expenses (including the costs of the arbitration previously advanced and the fees and expenses of attorneys, accountants and other experts) to the prevailing Party or Parties. The decision of the arbitrator(s) shall (i) be rendered in writing, and concurred in by a majority of the arbitrators, if more than one, and (ii) be final, binding and conclusive and entitled to be enforced to the fullest extent permitted by law and entered in any court of competent jurisdiction. To the extent practical, the decision of the arbitrator(s) shall be rendered no more than thirty (30) days following commencement of proceedings with respect thereto. The arbitrator(s) shall have the power to grant equitable relief. The arbitrator(s) shall cause their written decision to be delivered to the Parties. The Parties consent to the jurisdiction of the foregoing arbitrator or arbitrators and further consent to the jurisdiction of any state or federal court located in the State of New York for the purpose of enforcing the decision or award of the arbitrators. The Parties agree that service of process may be made on any such Party by personal delivery or by registered or certified mail addressed to the appropriate Party at the address for such Party specified in Section 9.07. The submission to the jurisdiction of the courts referred to in Section 9.08(a) for the purpose of enforcing the decision or award of the arbitrators shall not (and shall not be construed so as to) limit the right of any Party to file or commence a proceeding against the other in any other court of competent jurisdiction for the purpose of enforcing the decision or award of the arbitrators if and to the extent permitted by applicable law. In the event any suit or other legal proceeding is brought for the enforcement of any decision or award of the arbitrators, the Parties agree that the prevailing Party or Parties shall be entitled to recover from the other Party or Parties upon final judgment on the merits reasonable attorneys’ fees, including attorneys’ fees for any appeal and costs incurred in bringing such suit or proceeding. Notwithstanding anything to the contrary provided in this Section 9.08(c), and without prejudice to the above procedures, any Party may apply to any court of competent jurisdiction for temporary injunctive or other provisional judicial relief if such action is necessary to avoid irreparable damage or to preserve the status quo until such time as the arbitrator is selected and available to hear such Party’s request for temporary relief.

Section 9.09 Waiver of Jury Trial. Each PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREIN, THE PERFORMANCE THEREOF OR THE FINANCINGS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 9.09. Each of the Parties acknowledge that each has been represented in connection with the signing of this waiver by independent legal counsel selected by the respective Party and that such Party has discussed the legal consequences and import of this waiver with legal counsel. Each of the Parties further acknowledge that each has read and understands the meaning of this waiver and grants this waiver knowingly, voluntarily, without duress and only after consideration of the consequences of this waiver with legal counsel.

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Section 9.10 Specific Performance. Each Party acknowledges that the rights of each Party to consummate the Transactions are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may have not adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

Section 9.11 No Consequential Damages. IN NO EVENT WILL ANY PARTY BE LIABLE TO ANY OTHER PARTY UNDER OR IN CONNECTION WITH THIS AGREEMENT OR IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREIN FOR SPECIAL, GENERAL, INDIRECT, CONSEQUENTIAL, OR PUNITIVE OR EXEMPLARY DAMAGES, INCLUDING DAMAGES FOR LOST PROFITS OR LOST OPPORTUNITY, EVEN IF THE PARTY SOUGHT TO BE HELD LIABLE HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.

Section 9.12 Exhibits. All exhibits, schedules and attachments to this Agreement and all exhibits, schedules and attachments thereto are hereby incorporated by reference into this Agreement and hereby made a part hereof (whether or not physically attached hereto or thereto).

Section 9.13 Assignment. No Party may assign its rights or delegate its duties under this Agreement without the prior written consent of the other Parties hereto, whether by operation of law or otherwise, and any attempted assignment in contravention of this provision shall be null and void and of no force or effect. This Agreement will be binding upon and will inure to the benefit of the Parties and their respective permitted successors and permitted assigns, and any reference to a Party will also be a reference to the permitted successors and permitted assigns thereof.

Section 9.14 Severability. If any provision of this Agreement is capable of two constructions, only one of which would render the provision valid, legal and enforceable, the provision will have the meaning which so renders it valid, legal and enforceable. If any provision of this Agreement or the application of any provision hereof to any person or circumstance is determined to be invalid, unenforceable or illegal under present or future laws, such determination will not affect any other provision of this Agreement or the application of such provision to any other person or circumstance, all of which will remain in full force and effect. If any provision of this Agreement is deemed invalid, illegal or unenforceable, the Parties hereby agree to submit to as similar a provision as possible that is valid, legal and enforceable.

Section 9.15 No Recourse. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, subsidiary, affiliate, controlling party, entity under common control, ownership or management, vendor, service provider, agent, attorney or representative of GES Acquisition or any of GES Acquisition’s Affiliates will have any liability for (a) any obligations or liabilities of GES Acquisition relating to or arising from this Agreement or (b) any claim against GES Acquisition based on, in respect of, or by reason of, the Transactions. No past, present or future director, officer, employee, incorporator, member, partner, shareholder, subsidiary, affiliate, entity under common control, ownership or management, vendor, service provider, agent, attorney or representative of either Seller or any of the their respective Affiliates will have any liability for (x) any obligations or liabilities of either Seller relating to or arising from this Agreement or (y) any claim against either Seller based on, in respect of, or by reason of, the Transactions.

Section 9.16 Drafting. The Parties acknowledge and confirm that they and/or their respective attorneys have participated jointly in the review and revision of this Agreement and that it has not been written solely by any one Party or counsel for any one Party. The Parties therefore stipulate and agree that the rule of construction to the effect that any ambiguities are to be or may be resolved against the drafting Party will not be employed in the interpretation of this Agreement to favor any Party against another.

Section 9.17 Survival. The provisions of this Article IX shall survive any expiration or termination of this Agreement for a period of two years following such termination. The provisions of this Article IX shall survive the Closing for a period of two years following the Closing.

[signatures follow on next page]

42

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized officers as of the Effective Date.

GES Acquisition Corp.

By:	/s/ John S. Matthews
Name:	John S. Matthews
Title:	Chief Financial Officer

Global Election Services, Inc.

By:	/s/ John S. Matthews
Name:	John S. Matthews
Title:	Chief Operating Officer

Global Arena Holding, Inc.

By:	/s/ John S. Matthews
Name:	John S. Matthews
Title:	Chief Executive Officer

Easterly CV VI LLC

By:	/s/ Darrell Crate
Name:	Darrell Crate
Title:	Managing Member

Signature Page to Asset Purchase Agreement

Exhibit A

Defined Terms

Definitions. In addition to the other terms defined herein, the following terms, as used herein, have the following meanings:

(a)	“Action” means any action, suit, arbitration, proceeding or investigation by or before any court, any governmental or other regulatory or administrative agency or commission or any arbitration tribunal.

(b)	“Affiliate” of any specified Person means any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such specified Person.

(c)	“Business Day” means any day except Saturday, Sunday or any day on which banks are generally not open for business in the State of Delaware or the State of New York.

(d)	“Code” means the United States Internal Revenue Code of 1986, as amended.

(e)	“Confidential Information” means any data or information of Sellers, as it relates to the Business (including trade secrets), that is valuable to the operation of the Business and not generally known to the public or competitors.

(f)	“Contracts” means any written agreement, arrangement or legally enforceable commitment (including any purchase orders, statements of work, or other similar documents) to which either Seller is a party or is bound as of the Effective Time that is related to the Business.

(g)	“Control” means, when used with respect to any specified Person, the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

(h)	“Customer” means each customer from which either Seller has received in the aggregate more than $50,000 during the 12-month period ended December 31, 2025.

(i)	“DGCL” means the Delaware General Corporation Law, as in place from time to time.

(j)	“Employee Benefit Plan” means with respect to any Person (i) each plan, fund, program, agreement, arrangement or scheme that is at any time sponsored or maintained or required to be sponsored or maintained by such Person or to which such Person makes or has made, or has or has had an obligation to make, contributions, or to which such Person has or may have any liability (fixed, contingent or otherwise), providing for employee benefits or for the remuneration, direct or indirect, of the employees, former employees, directors, officers, managers, consultants, independent contractors, contingent workers or leased employees of such Person or the dependents of any of them , including each deferred compensation, bonus, incentive compensation, pension, retirement, stock purchase, stock option and other equity-based compensation plan, or “welfare plan” (within the meaning of Section 3(1) of ERISA, determined without regard to whether such plan is subject to ERISA), (ii) each “pension plan” (within the meaning of Section 3(2) of ERISA, determined without regard to whether such plan is subject to ERISA), (iii) each severance, retention or change in control plan or agreement, each plan or agreement providing health, vacation, summer hours, supplemental unemployment benefit, hospitalization insurance, medical, dental, or legal benefit, and (iv) each other employee benefit plan, fund, program, agreement, arrangement or scheme, whether funded or unfunded, or whether written or oral.

Exhibit A

(k)	“Employment Agreement” means any employment contract, consulting agreement, termination or severance agreement, salary continuation agreement, change of control agreement, non-compete agreement or any other agreement respecting the terms and conditions of employment or payment of compensation, or of a consulting or independent contractor relationship in respect to any current or former officer, employee, consultant or independent contractor for which either Seller has any obligation.

(l)	“Environmental Laws” means all federal, state, local or foreign laws relating to pollution or protection of human health or the environment, including, without limitation, laws relating to emissions, discharges, releases or threatened releases of Hazardous Substances into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.

(m)	“Environmental Permit” means any permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

(a)	“ERISA Affiliate” means any Person (whether incorporated or unincorporated) that together with either Seller would be deemed a “single employer” under Section 4001 of ERISA or Section 414 of the Code.

(b)	“ERISA Fiduciary Standards” means the fiduciary duties under Title I of ERISA applicable to each fiduciary for each Seller Benefit Plan on and prior to the Effective Time.

(c)	“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

(d)	“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

(e)	“Fundamental Representations” (i) with respect to the Sellers, means the representations and warranties of the Sellers as set forth in Section 3.01, Section 3.02, Section 3.03, Section 3.04 and Section 3.24; (ii) with respect to GES Acquisition, means the representations and warranties of GES Acquisition as set forth in Section 4.01, Section 4.02, Section 4.03 and Section 4.04; and (iii) with respect to Easterly, means the representations and warranties of Easterly as set forth in Section 5.01, Section 5.02, Section 5.03 and Section 5.04.

Exhibit A

(f)	“GAAP” means generally accepted accounting principles in the United States, consistently applied.

(g)	“GAH Transaction Expenses” means (i) the legal, accounting, financial advisory, and other advisory, transaction or consulting fees and expenses incurred by Sellers or GES Acquisition in connection with the Transactions and the planning, negotiation and documentation thereof; (ii) the aggregate amount payable (including “success fees” or bonuses, severance payments, and any amounts payable to offset any excise Taxes imposed under Section 4999 of the Code and any related income Taxes) by either Seller (A) to any third party as a result of the transactions contemplated by this Agreement or (B) to or for the benefit of current or former officers, directors or employees of either Seller, including (I) accrued and unpaid bonuses, (II) amounts payable (whether prior to, on or following the Closing Date) pursuant to any applicable agreement (whether written or oral) or other governing document or policy as a result of the transactions contemplated by this Agreement, and (III) employer-side payroll taxes; and (v) any Transfer Taxes, in each case to the extent not paid prior to the Closing Date.

(h)	“GES Acquisition Material Adverse Effect” means a Material Adverse Effect on GES Acquisition.

(i)	“Governmental Entity” means any federal, state, local or foreign government, any political subdivision thereof, or any arbitrator, court, administrative or regulatory agency, department, instrumentality, body or commission or other governmental authority or agency, domestic or foreign.

(j)	“Hazardous Substances” means (i) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (ii) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

(k)	“Indebtedness” means, without duplication, with respect to any Person, all obligations (including all obligations in respect of principal, accrued interest, penalties, breakage costs, fees and premiums) of such Person (a) for borrowed money; (b) evidenced by notes, bonds, debentures, factoring, hedging or swap arrangements or similar contracts or instruments; (c) for the deferred purchase price of assets, property, goods or services (other than trade payables, or accruals incurred in the Ordinary Course), including earn-out payments, and with respect to any conditional sale, title retention, consignment or similar arrangements; (d) under capital leases or leases that are or will be required to be capitalized in accordance with GAAP; (e) for any unpaid severance owed to former employees or any deferred compensation payments (including the employer portion of any employment or payroll taxes related thereto); (f) any accrued but unpaid Tax liability; (g) for deferred revenue; (h) for any customer deposits or credits; (i) by which such Person assured a creditor against loss, including letters of credit and bankers’ acceptances, in each case to the extent drawn upon or payable and not contingent; (j) secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on any property owned by such Person in the Ordinary Course; (k) for amounts payable with respect to accrued or unaccrued warranty claims; (l) for any accrued unpaid bonuses; and (m) in the nature of guarantees of the obligations described in clauses (a) through (l) above of any other Person.

Exhibit A

(l)	“Indemnifiable Losses” with respect to any claim by an Indemnified Party for indemnification pursuant to this Agreement, means any and all losses, liabilities, claims, penalties, damages, obligations, payments, fines, costs and expenses (including the costs and expenses of any and all Actions, demands, assessments, judgments, settlements and compromises relating thereto and costs of investigation and reasonable attorneys’ fees actually incurred in connection therewith) suffered by such Indemnified Party.

(m)	“Indemnified Party” means Seller Parties having a right to be indemnified by GES Acquisition and Easterly on the one hand, or GES Acquisition Parties having a right to be indemnified by the Sellers on the other hand, as the case may be, pursuant to Section 8.01.

(n)	“Indemnifying Party” means the Sellers having an obligation to indemnify GES Acquisition Parties on the one hand, or GES Acquisition and Easterly having an obligation to indemnify Seller Parties on the other hand, as the case may be, pursuant to Article VIII.

(o)	“Intellectual Property” means any or all of the following and all intellectual property and proprietary rights, registered or unregistered, arising out of or associated therewith: (i) all United States of America, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, mask works, trade secrets, proprietary information, know-how, technology, technical data and customer lists, and all documentation relating to any of the foregoing throughout the world; (iii) all works of authorship (whether copyrightable or not), all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world, including the goodwill connected with the use of and symbolized by the foregoing; (v) all internet uniform resource locators, domain names, social media profiles and identifiers, web addresses and websites, trade names, logos, slogans, designs, trade dress, common law trademarks and service marks, trademark and service mark and trade dress registrations and applications therefor throughout the world; (vi) all computer software, databases and data collections and all rights therein throughout the world; (vii) all moral and economic rights of authors and inventors, however denominated, throughout the world; and (viii) any similar or equivalent rights to any of the foregoing anywhere in the world.

Exhibit A

(p)	“Knowledge of Sellers” means the knowledge of any of John S. Matthews or Kathryn Weisbeck, after reasonable inquiry and the exercise of reasonable diligence with respect to the matters at hand.

(q)	“Laws” mean all statutes, laws, rules, codes, regulations, rulings, restrictions, ordinances, orders, decrees, approvals, directives, judgments, injunctions, writs, awards and decrees of, or issued by, any Governmental Entity.

(r)	“Liens” mean all mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature whatsoever.

(s)	“Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, has had or would reasonably be expected to have (a) a material adverse effect on the condition (financial or otherwise), business, assets, properties or results of operations of the applicable Party, or (b) the ability of the applicable Party to consummate the Transactions.

(t)	“Non-Assignable Contracts” means a contract included in the Assumed Contracts that requires third party consents for assignment that has not been obtained by the Sellers as of the Closing.

(u)	“Order” means any decree, order, judgment, writ, award, injunction, rule or consent of or by a Governmental Entity.

(v)	“Ordinary Course” means the ordinary course of business consistent with past practice of the Sellers with respect to the Business.

(w)	“Organizational Documents” means, with respect to any Person, its certificate of incorporation or articles of incorporation, bylaws, memorandum and articles of association, operating agreement or similar organizational documents, in each case, as amended.

(x)	“Permitted Liens” means (i) Liens for Taxes not yet due and payable, (ii) statutory Liens of landlords, and (iii) Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the Ordinary Course and not yet delinquent.

(y)	“Person” means any individual, corporation, partnership, joint venture, limited liability company, trust, unincorporated organization or Governmental Entity.

(z)	“Personal Data” means all data relating to one or more individual(s) that is personally identifying (i.e., data that identifies an individual or, in combination with any other information or data available to either Seller, is capable of identifying an individual or any data that is non-personally identifying, including aggregate or de-identified data and data collected automatically, including data collected through a mobile or other electronic device).

(aa)	“Products” means any and all products developed, provided, marketed, or sold by either Seller in connection with the Business.

Exhibit A

(bb)	“Release” means any actual release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

(cc)	“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

(dd)	“Retained Seller Benefit Plan” means each Seller Benefit Plan other than a Transferred Seller Benefit Plan.

(ee)	“SEC” means the United States Securities and Exchange Commission.

(ff)	“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

(gg)	“Seller Benefit Plan” means each Employee Benefit Plan sponsored or maintained or required to be sponsored or maintained at any time by either Seller or to which either Selker makes or has made, or have or have had an obligation to make, contributions at any time with respect to any Business Employee.

(hh)	“Seller Intellectual Property” means all Intellectual Property owned by or purportedly owned by or licensed to either Seller.

(ii)	“Seller Material Adverse Effect” means a Material Adverse Effect on either Seller.

(jj)	“Services” means any and all services performed, provided, offered or marketed by either Seller in connection with the Business.

(kk)	“Software” means all computer software programs, together with any error corrections, updates, modifications, or enhancements thereto, in both machine-readable form and human-readable form, including all Application Program Interfaces (“APIs”), technical specifications, design requirements, user guides, operation manuals, comments and any procedural code.

(ll)	“Supplier” means each supplier that either Seller has paid in the aggregate more than $50,000 during the 12-month period ended December 31, 2025.

(mm)	“Tax Authority” or “Tax Authorities” means the IRS and any Governmental Entity having jurisdiction over Taxes.

(nn)	“Tax Return” means any report, return, claim for refund, declaration or other information return or statement required to be supplied to a Governmental Entity relating to Taxes, including any schedule or attachment thereto and any estimated returns and any amendment thereof.

(oo)	“Taxes” means all taxes, assessments, charges, duties, fees, levies and other governmental charges (including interest, penalties or additions associated therewith), including income, franchise, capital stock, real property, personal property, tangible, withholding, employment, payroll, social security, social contribution, unemployment compensation, unclaimed property, escheat, disability, transfer, sales, use, excise, license, occupation, registration, stamp, premium, environmental, customs duties, alternative or add-on minimum, estimated, gross receipts, value-added and all other taxes of any kind imposed by any Governmental Entity.

(pp)	“United States” means the United States of America.

Exhibit A